Registration No. 333-183360

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
(Amendment No. 6 )

Spiral Energy Tech., Inc.
 (Exact Name of Registrant as specified in its charter)

Nevada	3600	27-2181718
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Spiral Energy Tech., Inc.
5510 Merrick Road, Massapequa, NY 11758
Tel: (516) 659-7558
Facsimile: (516) 783-2642
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Ezra Green
Chief Executive Officer
Spiral Energy Tech., Inc.
5510 Merrick Road, Massapequa, NY 11758
Tel: (516) 659-7558
Facsimile: (516) 783-2642
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, par value $0.0001 per share	3,365,670	$0.10	(3)	$336,567.00	$39.11	(previously paid)
Total	3,365,670			$336,567.00	$39.11	(previously paid)

(1)
Pursuant to Rule 416 under the Securities Act, the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of anti-dilution provisions, stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act.
(3)	Based on the sales price paid by certain selling stockholders in our most recent private placement on May 29, 2012.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY __, 2015

PRELIMINARY PROSPECTUS

3,365,670 Shares

SPIRAL ENERGY TECH., INC.

Common Stock

This Prospectus relates to the sale by the selling stockholders identified in this Prospectus of up to 3,365,670 shares of our common stock.  All of these shares of our common stock are being offered for resale by the selling stockholders.

The selling stockholders may sell some or all of their shares at a fixed price of $0.10 per share until our shares are quoted on the OTCQB for anticipated aggregate net proceeds of approximately $336,567, and thereafter at prevailing market prices or privately negotiated prices. The offering price bears no relationship to our assets, book value, earnings or any other customary investment criteria.  We will not receive any proceeds from the sale of these shares by the selling stockholders.  We will bear all costs relating to the registration of these shares of our common stock.

Our common stock is not currently listed for trading on any exchange or market.  It is our intention to seek quotation on the OTCQB but an application to trade our common stock has not been filed by a market maker on our behalf as of the date of this Prospectus .  There can be no assurances that our common stock will be approved for trading on the OTCQB or any other trading exchange.

In addition, we qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act of 1933 and, as such, are allowed to provide in this Prospectus more limited disclosures than an issuer that would not so qualify. Furthermore, for so long as we remain an emerging growth company, we will qualify for certain limited exceptions from investor protection laws such as the Sarbanes Oxley Act of 2002 and the Investor Protection and Securities Reform Act of 2010. Please read “Risk Factors” and “Prospectus Summary—Emerging Growth Company Status.”

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 3 of this Prospectus before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus . Any representation to the contrary is a criminal offense.

The date of this Prospectus is __________, 2015

You should rely only on the information contained in this Prospectus . We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this Prospectus is accurate only as of the date on the front cover of this Prospectus . Our business, financial condition, results of operations and prospects may have changed since that date.

-i-

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this Prospectus . This summary may not contain all of the information that may be important to you. You should read this entire Prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes included elsewhere in this Prospectus . In this Prospectus , unless the context provides otherwise, the terms “the Company,” “Spiral,” “we,” “us,” and “our” refer to Spiral Energy Tech., Inc.

The Company

Spiral Energy Tech, Inc. is primarily focusing on developing technology and commercializing its proprietary SkyPorts drone support technology and Energy Demand Network, or “EDEN”. This technology seeks to enable long distance flight required for drone-based commerce without the need for drones to return “home” to recharge, since many drones are powered by batteries limiting their useful range . The technology under development seeks to permit a drone to operate predictably many miles outside of a “home range” limitation defined by its finite battery power, also allowing for a flight path of numerous stops (or waypoints) utilizing recharging stations along the way, which the Company calls the EDEN network of SkyPorts. The Company does not plan to build or design any drones or autonomous vehicles; rather it will seek to employ its technology with existing commercial manufacturers of non-military drones .

The Company is also engaged in developing and commercializing the XTRAX® remote monitoring system for measuring the production of solar and other renewable energy systems and for transmission of the data via the cellular and radio frequency network and potentially via microwave transmission network or satellite (the XTRAX® unit does not currently have the capacity for transmission via microwave and satellite) separately, or in conjunction with solar system installations.  On April 25, 2013, the Company purchased the patents and trademarks relating to the XTRAX® remote monitoring system from Carbon 612 Corporation and one of its creditors. On May 13, 2013, the Company entered into an agreement with Endeavor IP , Inc. (“Endeavor”), a patent assertion entity, pursuant to which the Company sold Endeavor the XTRAX ® patents. As a result of the agreement, the Company obtained a personal , royalty -free, irrevocable, non-exclusive and worldwide license to develop, distribute and sell the products and services covered by the patents and to obtain a portion of the revenues generated by Endeavor’s patent enforcement activities.

The Company’s principal activities to date have been focused on design, research and development . Other than license fees from its patents sold to Endeavor, Spiral does not presently generate revenue from either its Skyports drone technology or XTRAX® remote monitoring system, although it is actively developing these technologies and planning for their commercialization. Please see “Risk Factors,” below, for a discussion of some of the risks related to the Company’s business and organization and the risks associated with investing in this offering.

Regulations

The Federal Aviation Administration or FAA recently proposed regulations that if passed would adversely affect the Company’s proposed drone business.

While the Company produces drone support technology and not drones themselves, drones and the broad field of unmanned aircraft systems (“UAS”) are subject to extensive regulation in the United States. The Company’s ability to successfully develop, market and sell its SkyPort technology will depend in large part on the ability of commercial drone manufacturers, operators and vendors to successfully operate within this regulatory framework. See “Risk Factors”.

The Offering

Common stock offered by selling stockholders
This Prospectus relates to the sale by certain selling stockholders of 3,365,670 shares of our common stock sold to investors in private placement transactions in 2010, 2011 and 2012 that were exempt under the registration provisions of the Securities Act of 1933, as amended (the “Securities Act”).  We received a total consideration of $10,133, from the sale of these shares.

Offering price	$0.10 per share until a market develops (such as quotation on the OTCQB) and thereafter at market prices or privately negotiated prices.

Common stock outstanding before and after the offering (1)	15,144,885

Use of proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholders.

Market for the common stock
There is no market for our securities. Our common stock is not currently listed for trading on any exchange. It is our intention to seek quotation on the OTCQB but an application to trade our common stock has not been filed by a market maker on our behalf as of the date of this Prospectus . There can be no assurance that our common stock will be approved for trading on the OTCQB, or any other trading exchange.

There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Therefore, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Risk Factors
You should carefully consider the information set forth in this Prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 3 of this Prospectus before deciding whether or not to invest in our common stock.

(1)	Represents the number of shares of our common stock outstanding as of April 30, 2015 .

Emerging Growth Company Status

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or “JOBS Act.” For as long as we are an emerging growth company, unlike other public companies, we will not be required to:

●
provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;

●
comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

●	comply with any new audit rules adopted by the PCAOB after April 5, 2012, unless the SEC determines otherwise;

●	provide certain disclosure regarding executive compensation required of larger public companies; or

●	obtain shareholder approval of any golden parachute payments not previously approved.

We will cease to be an “emerging growth company” upon the earliest of:

●	when we have $1.0 billion or more in annual revenues;

●	when we have at least $700 million in market value of our common units held by non-affiliates;

●	when we issue more than $1.0 billion of non-convertible debt over a three-year period; or

●	the last day of the fiscal year following the fifth anniversary of our initial public offering.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.  We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1), which will allow us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Business Address and Telephone Number

Our address is 5510 Merrick Rd., Massapequa, New York 11758 and our telephone number is: (516) 659-7558.

Facilities and Properties

The Company’s current office space at 5510 Merrick Road, Massapequa, New York 11758 is provided to it based on a month-to-month agreement with a base cost of $1,000 per month with additional costs depending on services used. The Company believes that these facilities are adequate to meet its current needs.  From time to time through 2014 the Company had utilized conference room and office space in New York, New York at no cost which location also served as an office for other companies owned or controlled by our founder.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This Prospectus includes forward-looking statements including statements regarding future events and financial results, including our ability to complete development of our SkyPort drone support and XTRAX® technologies, future regulatory approvals, and liquidity.

The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs.

The results anticipated by any or all of these forward-looking statements might not occur. Important factors, uncertainties and risks that may cause actual results to differ materially from these forward-looking statements are contained in the Risk Factors contained herein. We undertake no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For more information regarding some of the ongoing risks and uncertainties of our business, see the Risk Factors and our other filings with the SEC. These uncertainties and other factors include, among other things:

●	unexpected technical and marketing difficulties inherent in major research and product development efforts;
●	the extensive regulatory requirements governing both our proposed SkyPort drone support technology business and our XTRAX® remote monitoring system technology;
●	unexpected changes in significant operating expenses, including components and raw materials;
●	changes in the anticipated supply, demand and/or prices for our products and services;
●	changes in the regulatory environment, including the current regulatory framework for commercial drone flight in the United States;
●	increased competition, including from firms that have substantially greater resources than we have;
●	availability of U.S. government funding for defense research and development programs which could fund development of competing technologies;
●	increased difficulties facing microcap companies similar to ours in raising capital and accessing credit; and
●	general economic and business conditions in the United States and elsewhere in the world.

Set forth below in "Risk Factors" are additional significant uncertainties and other factors affecting forward-looking statements. The reader should understand that the uncertainties and other factors identified in this Prospectus are not a comprehensive list of all the uncertainties and other factors that may affect forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements or the list of uncertainties and other factors that could affect those statements, except as required by applicable law .

RISK FACTORS

Risks Relating to our Business

Because we are a development stage company, have only lost money, and may never be able to implement our business plan or achieve any revenues or profitability, potential investors have a high probability of losing their entire investment.

We were established on January 18, 2008 but have a limited operating history.  We are in the development stage and are subject to all of the risks inherent in the establishment of a new business enterprise.   We generated $ 852 of revenues and incurred $ 421,110 of operating expenses (before accounting for $ 9 ,436 royalty income and $ 114,251 gain on the sale of Endeavor securities) and a net loss of $ 296,571for the year ended December 31, 2014, and a net loss of $ 23,942 for the year ended December 31, 2013. From inception to December 31, 2014 we incurred a cumulative net loss of $ 378,982 .  For the fiscal quarter ended March 31, 2015 , we have a net loss of $ 63,808.

As a development stage company, investment involves a significant degree of risk. It is uncertain as to when we will become profitable, if ever. There is nothing at this time on which to base an assumption that our business will prove to be successful or that we will ever be able to generate revenues or operate profitably.  The revenue and profitability of our proposed business and operations is unproven as the lack of operating history makes it difficult to evaluate the future prospects of our business.

Our independent registered public accounting firm has issued an opinion on our financial statements with a “going concern” paragraph.

Our independent registered public accounting firm’s opinion on our financial statements has a “going concern” explanatory paragraph. Such opinion may make parties reluctant to extend trade credit to us and thereby make it more difficult for us to conduct our business. In addition, such an opinion from the independent registered public accounting firm may also make third parties reluctant to do business with us or to invest funds in our company, thereby raising difficulties for us in the conduct of our business.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

In April 2012, President Obama signed into law the Jumpstart Our Business Startups Act, or the JOBS Act. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for “emerging growth companies,” including certain requirements relating to accounting standards and compensation disclosure. We are classified as an emerging growth company. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things, (1) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes Oxley Act of 2002, (2) comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (3) comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise, (4) provide certain disclosure regarding executive compensation required of larger public companies or (5) hold unit holder advisory votes on executive compensation.

There is no assurance that financing will continue to be available from current sources, we  will likely require up to $1,500,000 in the next 12 months to fully implement our business plan and may be forced to curtail or cease operations if we are not able to obtain additional financing in the future.  We currently have no commitments to raise any funds.

We currently rely on financing from our 51% majority stockholder, Fuse, exclusively through capital contributions, sales of our securities, royalty fees from Endeavor paid pursuant to the Patent Agreements and sales of Endeavor securities (made in the open market and in privately negotiated transactions) for all of our working capital. There is no assurance that financing will continue to be available from these sources.

We will be required to raise up to $1,500,000 in the next 12 months in order to continue to pursue our business plan as presently contemplated.  These funds will principally be utilized to pay our public company costs such as audit and legal (approximately $100,000) and for third-party vendors who are responsible for providing us with engineering, programming, testing and patenting services, although precise allocation of such funds is not possible because we are involved in a new and untested industry.  Additional financing may take the form of equity or debt financings depending upon prevailing market conditions.  We currently have no commitments to raise any funds.  These financings may not be available or, if available, may be on terms that are not favorable to us and could result in dilution to our stockholders and reduction of the market value of our common stock. If we obtain debt financing, we may be required to pledge accounts receivables, inventories, equipment, patents or other assets as collateral, which would be subject to seizure by our creditors if we were to default under the debt agreements, we could be required to comply with financial and other covenants that could limit our flexibility in conducting our business and put us at a disadvantage compared to our competitors, and we would be required to use our available cash to pay debt service. Since the terms and availability of any financing depends to a large degree upon general economic conditions and third parties over which we have no control, we can give no assurance that we will obtain the needed financing or that we will obtain such financing on attractive terms. In addition, our ability to obtain financing depends on a number of other factors, many of which are also beyond our control, such as interest rates and national and local business conditions. If the cost of obtaining needed financing is too high or the terms of such financing are otherwise unacceptable in relation to the strategic opportunity we are presented with, we may decide to forego that opportunity. If adequate capital is not available to us, we would likely be required to significantly curtail or possibly even cease our operations.

We may not be able to effectively control and manage our growth.

Our strategy envisions a period of potentially rapid growth. We currently maintain nominal administrative and personnel capacity due to the nature of our business, and our expected growth may impose a significant burden on our future planned administrative and operational resources. The growth of our business may require significant investments of capital and increased demands on our management, workforce and facilities. We will be required to substantially expand our administrative and operational resources and attract, train, manage and retain qualified management and other personnel. Failure to do so or satisfy such increased demands would interrupt or have a material adverse effect on our business and results of operations.

We currently rely on our Chief Executive Officer   and the loss of him could have an adverse effect on the Company.

Our success depends to a significant degree upon Ezra Green, our Chairman and Chief Executive Officer who is our sole executive and is the sole employee providing us with renewable energy experience and program management to develop our businesses .  Although Mr. Green entered into an employment agreement with Fuse, his time and duties are currently shared with our parent, Fuse, and our Company.  Mr. Green is not required to devote any specific amount of time to the business of the Company and there can be no assurance Mr. Green will continue to perform services for the Company.  The loss of his services could have a material adverse effect on the success and development of our Company. Additionally, we do not anticipate having key man insurance in place on the life of Mr. Green in the foreseeable future.   Mr. Green is neither a programmer or engineer and does not possess a technical degree and accordingly he does not possess the skills or relevant technical background to personally design, develop, engineer, program or test any of our products without the assistance of third parties.

We are exposed to risks associated with product liability claims in the event that the use or installation of our products results in injury or damage.

We anticipate acquiring a product liability insurance policy once we are ready to launch our SkyPort and XTRAX® products, but there can be no assurance that we will be able to secure liability insurance or that insurance will be available on reasonable terms. The successful assertion of product liability claims against us could result in material reputational and/or monetary damages and, if our insurance protection is inadequate, could require us to make significant payments. We do not presently maintain any product liability insurance.

The Company is dependent upon the successful development, commercial launch and acceptance of its products and the successful license of its technology.

The Company’s ultimate success will be dependent in large part upon its ability to timely complete development of and commercially launch its products and their acceptance by potential customers, as well as the ability to successfully license its technologies. There can be no assurance that the Company’s planned products will ever gain commercial acceptance, whether its technology will be successfully licensed, whether it will ever generate significant revenues or that it will ever be profitable.

The Company cannot guaranty that it can effectively market its planned products and technology.

A significant part of the Company’s success will depend on its marketing strategy. The Company’s marketing efforts have been limited to date. The Company is currently planning to begin introduce its SkyPort to local governments and businesses in the New York metropolitan area to perform testing and potential commercial marketability. There can be no assurance as to the success of any marketing strategy the Company may seek to implement. If the Company cannot effectively market its planned products and license its technology, its business and prospects will be harmed.

If we are unable to protect our patented technologies, our business could be harmed.

Our key asset is our intellectual property, including our patents pending. The cost to prosecute infringements of our intellectual property, or the cost to defend our product against patent infringement or other intellectual property litigation by others, could be substantial. We cannot provide any assurance that:

•	Pending and future patent applications will result in issued patents;
•	Patents which are licensed by us will not be challenged by competitors;
•	The patents will be found to be valid or sufficiently broad to protect our technology or provide us with a competitive advantage; or
•	We will have the funds to defend and be successful in defending against future patent infringement claims asserted against our products .

In addition, changes in U.S. patent laws could prevent or limit us from filing patent applications or patent claims to protect our product and/or technologies or limit the exclusivity periods that are available to patent holders. In September 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law and included a number of significant changes to U.S. patent law, including the transition from a "first-to-invent" system to a "first-to-file" system and changes to the way issued patents are challenged. These changes may favor larger and more established companies that have more resources than we do to devote to patent application filing and prosecution. The U.S. Patent and Trademark Office issued new Regulations effective March 16, 2013 to administer the Leahy-Smith Act. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will ultimately have on the cost of prosecuting our patent applications, our ability to obtain patents based on our discoveries and our ability to enforce or defend our issued patents. However, it is possible that in order to adequately protect our patents under the "first-to-file" system, the Company will have to allocate significant additional resources to the establishment and maintenance of a new patent application process designed to be more streamlined and competitive in the context of the new "first-to-file" system, which would divert valuable resources from other areas of our business since we are relying on our management to provide us with services.

In addition to pursuing patents on our technology, the Company has taken steps to protect its intellectual property and proprietary technology by entering into confidentiality agreements and intellectual property assignment agreements with consultants, vendors , and others . Such agreements may not be enforceable or may not provide meaningful protection for trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements, and we may not be able to prevent such unauthorized disclosure. Monitoring unauthorized disclosure is difficult, and we do not know whether the steps the Company has taken to prevent such disclosure are, or will be, adequate.

If we are subject to intellectual property infringement claims, it could cause us to incur significant expenses and pay substantial damages.

Third parties may claim that our technologies infringe or violate their intellectual property rights. Any such claims could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages and prevent us from using licensed technology that may be fundamental to our business. Even if we were to prevail, any litigation regarding our intellectual property could be costly and time-consuming and divert the attention of our management and key personnel from our business operations. We may also be obligated to indemnify our vendors or business partners in any such litigation, which could further exhaust our resources. Furthermore, as a result of an intellectual property challenge, we may be prevented from providing some of our services unless we enter into royalty, license or other agreements. We may not be able to obtain such agreements at all or on terms acceptable to us, and as a result, we may be precluded from offering some of our equipment and services.

Our trade secrets may be difficult to protect.

Our success depends upon the skills, knowledge and experience of our management, our consultants and advisors, as well as our licensors and contractors. Because we expect to operate in a highly competitive industry, we rely in part on trade secrets to protect our proprietary technology and processes. However, trade secrets are difficult to protect. When appropriate, we will enter, into confidentiality or non-disclosure agreements.. These agreements generally require that the receiving party keep confidential and not disclose to third parties confidential information developed by the receiving party or made known to the receiving party by us during the course of the receiving party’s relationship with us. These agreements also generally provide that inventions conceived by the receiving party in the course of rendering services to us will be our exclusive property, and we will enter into assignment agreements to perfect our rights in certain circumstances.

These confidentiality, inventions and assignment agreements may be breached and may not effectively assign intellectual property rights to us. Our trade secrets also could be independently discovered by competitors, in which case we would not be able to prevent the use of such trade secrets by our competitors. The enforcement of a claim alleging that a party illegally obtained and was using our trade secrets could be difficult, expensive and time consuming and the outcome would be unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. The failure to obtain or maintain meaningful trade secret protection could adversely affect our competitive position.

We are subject to substantial government regulation, and the failure to comply with any regulatory requirements applicable to us could substantially harm our business.

Presently, the lawfulness of commercial autonomous drones is uncertain and their use may not be lawful under certain federal, state or local laws including the laws of foreign jurisdictions.  Additionally, use of autonomous drones is presently banned in certain locations such as within the vicinity of airports and federal parks and may be banned in public places like stadiums and other venues in the future limiting the geographic applicability of our planned business.  The Company has not begun to seek regulatory approvals that may be required for its drone support technology business. As a result, it is difficult to predict when the Company may obtain these approvals or how costly the process of obtaining them will be, and there can be no assurance that the Company will ever obtain the approvals that now or in the future may impact its SkyPorts and drone delivery plans.  As a result, we may be unable to launch this business or if introduced, future legislation or rules could require cessation of our business with respect to autonomous delivery drones, which may make us unable to execute our business plan with respect to SkyPorts, and our results of operations and financial results could suffer.

Before the Company can complete development and commercialization of its XTRAX® units, it needs to complete the product safety testing process, receive approval from the Federal Communications Commission, and obtain approval from cellular network carriers. While the Company believes it will ultimately obtain all necessary approvals, there can be no assurance as to when these approvals will be obtained. If the Company fails to obtain any of these approvals, if obtaining the approvals is a lengthier process than the Company expects, or if obtaining the approvals is costlier than the Company expects, we may be unable to execute our business plan with respect to XTRAX®, and its results of operations and financial results could suffer.

If the proposed FAA regulations affecting drones are passed without important changes, the Company may be unable to successfully commercialize its SkyPort drone support technology.

The Company presently expects a substantial proportion of its future revenue to come from the sale and licensing of SkyPort technology to customers in connection with commercial drone-based home delivery of goods. However, at present, drones, or unmanned aircraft systems or UAS, cannot, as a practical matter, be used for commercial delivery in the United States. In November 2014, the National Transportation Safety Board ruled that drones are aircraft subject to existing aviation laws and the regulatory power of the FAA. While the FAA permits recreational use of UAS, they have virtually banned UAS for commercial usage. On February 15, 2015, the FAA issued proposed regulations which if passed in current format require drone operators to fly drones with a visual line of sight and then only in daylight.  Such restrictions could make it very difficult for us to exploit our SkyPort drone support technology by effectively banning commercial use. See “Business-Regulations.” This would have a substantial harmful effect on our business and results of operations. Furthermore, the commercial operation of UAS may be subject to state and local regulation. However, it is impossible to predict when these rules may be finalized, and what the final content of such rules will be.

Many innovators in the field of drone technology are more established and better financed than we are, and it is possible they may develop competing drone support technology, which could have a harmful effect on our business.

Because commercial drone technology is presently heavily regulated in the U.S., many drone manufacturers currently have contracts with the U.S. government and its military branches. Drone manufacturers supported by military and industrial contracts have a competitive advantage over us because they have more advanced technology, have introduced autonomous or remotely controlled flight that is utilized in the field and have greater financial resources and the backing of federal, state and local military, civil defense and law enforcement budgets.  We do not have any support for our business from governmental or quasi-governmental authorities. In addition, very large and successful companies like Google Inc. and Amazon.com, Inc. have publicly discussed their ongoing drone technology development efforts. If the government, military, industry or other companies develop commercial drone support technology, they would also have a significant competitive advantage over us. Competition from these sources would have a material adverse effect on our business and results of operations.

Technological changes in the alternative energy industry could render our proprietary XTRAX® technology uncompetitive or obsolete, which could impair our ability to capture market share and limit our sales.

Our failure to further refine our technology and develop new technology could cause our XTRAX® products to become uncompetitive or obsolete, which could impair our ability to capture market share and limit our sales. The alternative energy industry is rapidly evolving and competitive. Our future success will depend on our ability to appropriately respond to changing technologies and changes in function of products and quality. We may need to invest significant financial resources in research and development to keep pace with technological advances in the solar power industry and to effectively compete in the future. A variety of monitoring technologies may be currently under development by other companies that could result in better product performance than those expected to be produced using our technology. Our development efforts may be rendered obsolete by the technological advances of others and other technologies may prove more advantageous than our monitoring system can offer. We are dependent upon the success of Endeavor to enforce the XTRAX® patents and identify and control potential infringers of the remote monitoring inventions while we establish our commercial activities.

Our XTRAX® business depends on the availability of rebates and tax credits; reduction, elimination or uncertainty of which would reduce the demand for our products and services.

Many states have offered incentives to offset the cost of renewable power systems. These systems can take many forms, including direct rebates, state tax credits, system performance payments and Renewable Energy Credits (“RECs”). Moreover, the federal government has periodically offered a 30% tax credit for the installation of solar power systems.  Businesses may also elect to accelerate the depreciation on their system over five years. Uncertainty about the introduction of, reduction in or elimination of such incentives or delays or interruptions in the implementation of favorable federal or state laws could substantially increase the cost of our systems to our customers, resulting in significant reductions in demand for our services, which would negatively impact our sales.  The availability, caps and eligibility for such tax incentives has been erratic and the success of the Company is heavily reliant upon the future access to incentives without which alternative energy systems, and monitoring of those systems, may not be a successful business.

The Company’s success will be dependent in part upon its ability to attract and retain qualified personnel and consultants.

The Company’s success will be dependent in part upon its ability to attract and retain qualified project managers , marketing, sales and development teams. The inability to do so on commercial reasonable terms may harm the Company’s proposed business.

The market for our common stock is limited.

There is no market for our securities. Our common stock is not currently listed for trading on any exchange. It is our intention to seek quotation on the OTCQB but an application to trade our common stock has not been filed by a market maker on our behalf as of the date of this Term Sheet. There can be no assurance that our common stock will be approved for trading on the OTCQB, or any other trading exchange.

There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Therefore, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Because our common stock is a penny stock, trading of our common stock may be restricted by the SEC’s penny stock regulations and FINRA’s sales practice requirements, which may limit a stockholder’s ability to buy and sell our common stock.

We expect that our common stock will be a penny stock. The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.”  The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules.  Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in, and limit the marketability of, our common stock.

In addition to the penny stock rules promulgated by the SEC, FINRA (the Financial Industry Regulatory Authority) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA’s requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

The market for penny stocks has experienced numerous frauds and abuses that could adversely impact investors in our stock.

Company management believes that the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include: control of the market for the security by one or a few broker-dealers that are often related to a promoter or issuer; manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; “boiler room” practices involving high pressure sales tactics and unrealistic price projections by sales persons; excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

We do not expect to pay cash dividends in the foreseeable future.

We have never paid cash dividends on our common stock. We do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our Board of Directors will consider. Since we do not anticipate paying cash dividends on our common stock, return on your investment, if any, will depend solely on an increase, if any, in the market value of our common stock.

Risks Relating to Our Organization

Our articles of incorporation authorize our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our Board of Directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our Board of Directors also has the authority to issue preferred stock without further stockholder approval. As a result, our Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our Board of Directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

Your ability to influence corporate decisions may be limited because Fuse owns a controlling percentage of our common stock.

Fuse owns a majority of our outstanding common stock. As a result of this stock ownership, Fuse can control all matters submitted to our stockholders for approval, including the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets.   Even if Fuse were to reduce its ownership below 50% through stock sales or by our issuance of additional securities, the overlapping management may result in Fuse having a significant influence over our business and affairs. This concentration of voting power could delay or prevent an acquisition of our company on terms that other stockholders may desire. Ezra Green, our sole officer and a director, Gelvin Stevenson, a director, and David Rector have shared voting and dispositive power over securities held by Fuse. In addition, as the interests of Fuse and our minority or public stockholders may not always be the same, this large concentration of voting power may lead to stockholder votes that are inconsistent with the best interests of our minority or public stockholders or the best interest of us as a whole.

We will be subject to the reporting requirements of federal securities laws, which can be expensive and may divert resources from other projects, thus impairing our ability grow.

We will be subject to reporting and other obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the requirements of Section 404 of the Sarbanes-Oxley Act. Section 404 requires us to conduct an annual management assessment of the effectiveness of our internal controls over financial reporting. These reporting and other obligations place significant demands on our financial resources.

It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act.  We will need to hire additional financial reporting, internal controls and other finance personnel in order to develop and implement appropriate internal controls and reporting procedures.  If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, then we may not be able to obtain the independent accountant certifications required by such act, which may preclude us from keeping our filings with the SEC current and interfere with the ability of investors to trade our securities and for our shares to be quoted on the OTCQB or to list on any national securities exchange.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately or to prevent fraud.  Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud.  If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed.  As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operation and access to capital.  We have not performed an in-depth analysis to determine if historical un-discovered failures of internal controls exist, and may in the future discover areas of our internal control that need improvement.

We are not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes Oxley, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. We are required to comply with the SEC’s rules implementing Section 302 of the Sarbanes-Oxley Act, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. We will not be required to make our first assessment of our internal control over financial reporting until the year following our first annual report required to be filed with the SEC. To comply with the requirements of being a public company, we will need to implement additional financial and management controls, reporting systems and procedures and hire accounting, finance and legal staff.

Further, our independent registered public accounting firm is not yet required to formally attest to the effectiveness of our internal controls over financial reporting, and will not be required to do so for as long as we are an “emerging growth company” pursuant to the provisions of the JOBS Act. Please read “Prospectus Summary—Emerging Growth Company Status.”

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and new rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies.  As a public company, we expect these new rules and regulations to increase our compliance costs in 2012 and beyond and to make certain activities more time consuming and costly.  As a public company, we also expect that these new rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.  As a result, it may be more difficult for us to attract and retain qualified persons to serve on our Board of Directors or as executive officers.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares offered by them under this Prospectus . We will not receive any proceeds from the sale of the shares by the selling stockholders covered by this Prospectus .

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

There is currently no public or other market for our common stock, and we cannot guarantee that any such market will develop in the foreseeable future.  It is our intention to seek quotation on the OTCQB but an application to trade our common stock has not been filed by a market maker on our behalf as of the date of this Prospectus.  There can be no assurances that our common stock will be approved for trading on the OTCQB, or any other trading exchange.  As of April 30, 2015 , there were 15,144,885 shares of our common stock issued and outstanding and our shares are held by 22 shareholders of record.

DIVIDEND POLICY

We have not declared nor paid any cash dividend on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our Board of Directors, in their discretion, and will depend on our financial condition, results of operations, capital requirements and other factors that our Board of Directors considers significant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

All statements contained in this Prospectus, other than statements of historical facts, that address future activities, events or developments, are forward-looking statements, including, but not limited to, statements containing the word “believe,” “anticipate,” “expect” and word of similar import.  These statements are based on certain assumptions and analyses made by us in light of our experience and our assessment of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected.  The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and actual results may differ materially from those in the forward-looking statements.  Such risks and uncertainties include, without limitation: unexpected difficulties in the development of the Company’s technologies, established competitors who have substantially greater financial resources and operating histories, regulatory delays or denials, ability to compete as a start-up company in a highly competitive market, and access to sources of capital.  I nvestors should carefully review the Risk Factors, beginning at page 3 of the Prospectus.

The following discussion and analysis should be read in conjunction with our financial statements and notes thereto included elsewhere in this Prospectus.  Except for the historical information contained herein, the discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions.  The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus.  The Company's actual results could differ materially from those discussed here.

Our auditors have issued a going concern opinion.  This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay for our expenses.  This is because we have not generated an ongoing source of revenue sufficient to cover our operating cost and have limited operating history.  There is no assurance we will ever reach this point, and have not recognized any revenues since inception.  Accordingly, we must raise sufficient capital from sources.  Our only source for cash at this time is investments by others.  We must raise cash to stay in business.  In response to these problems, management intends to raise additional funds through public or private placement offerings.

Critical Accounting Policies. We prepare our financial statements in conformity with GAAP, which requires management to make certain estimates and apply judgments. We base our estimates and judgments on historical experience, current trends and other factors that management believes to be important at the time the financial statements are prepared. Due to the need to make estimates about the effect of matters that are inherently uncertain, materially different amounts could be reported under different conditions or using different assumptions.  On a regular basis, we review our critical accounting policies and how they are applied in the preparation of our financial statements.

Use Of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Long-lived Assets.  Long-lived assets such as property, equipment and identifiable intangibles are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable. When required impairment losses on assets to be held and used are recognized based on the fair value of the asset. The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required. If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset. When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets. We did not recognize any impairment losses for any periods presented.

Overview

The Company was incorporated in the state of Nevada on January 18, 2008.   The Company pursued residential and commercial renewable energy contracts and financing opportunities before seeking to pursue its present business involving SkyPorts and XTRAX® remote monitoring systems.

On October 1, 2014, Spiral entered into aMerger Agreement with Fuse and Acquisition Sub. Upon the closing of the Merger, Acquisition Sub merged with and into Spiral, and Spiral, as the surviving entity, became a 51% majority-owned subsidiary of Fuse. As a result of the Merger, among other effects, at the effective time of the Merger, (i) 51% of Spiral’s shares of common stock issued and outstanding immediately prior to the effective time (calculated on a pro rata basis among the shareholders of Spiral immediately prior to the effective time of the Merger) were automatically cancelled and retired and ceased to exist and certificates previously evidencing any such shares thereafter represented the right to receive an aggregate of 150,000,000 newly issued shares of common stock, par value $0.001 per share, of Fuse, or, at the election of any holder of Spiral common stock who, as a result of receiving shares of Fuse common stock in connection with the Merger would hold in excess of 4.9% of the issued and outstanding shares of Fuse common stock, shares of Series C Convertible Preferred Stock, par value $0.001 per share, of Fuse; (ii) 49% of the Spiral shares issued and outstanding immediately prior to the effective time (calculated on a pro rata basis among the shareholders of Spiral immediately prior to the effective time of the Merger) remained outstanding and (iii) the shares of common stock of Merger Sub, par value $0.0001 per share, held by Fuse immediately prior to the effective time of the Merger, by virtue of the Merger and without any action on the part of Fuse, were converted into the right to receive an aggregate of 7,723,892 shares of Spiral, which at the time of the Merger and giving effect to the transactions through the date hereof represented 51% of Spiral’s issued and outstanding common stock.  On September 8, 2014, the Company issued 2,000,000 shares of common stock at $0.0001 per share, to a former officer, Mr. Bhansali, for services valued at $200. On October 1, 2014, 99,988,153 shares previously issued to our former Officer, Mr. Bhansali, were surrendered as part of a termination agreement, which paid Mr. Bhansali $30,000 and 10,000 shares of common stock of Fuse Science, Inc. under Fuse’s 2014 Equity Incentive Plan, valued at $3,300. The Merger provided Spiral access to additional working capital from Fuse in connection with its business.

Upon the closing of the Merger, Ezra Green was appointed as Fuse’s Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer. On October 27, 2014 each of Fuse’s directors resigned and Mr. Green and Gelvin Stevenson, were appointed as directors of Fuse.  Mr. Green is the Chief Executive Officer Secretary and Treasurer of Spiral and Messrs. Green and Stevenson are the directors of Spiral.  As a result of the dual roles played by Mr. Green and Mr. Stevenson at Fuse (the majority owner of Spiral), conflicts could arise between the interests of Fuse and Spiral and there is no assurance that any of such conflicts would be resolved in favor of Spiral or that any independent director, officer or third-party would be available to resolve any such conflict given the limited management and overlapping ownership of the companies.

The Company is currently focused on two business initiatives: developing and commercializing the Company’s SkyPorts drone support technology, and developing and commercializing the Company’s XTRAX® remote monitoring system, each as described further below.

Share Issuances

Since January 18, 2008 (inception) through December 31, 2014, the Company issued 15,144,885 shares of its common stock resulting in 15,144,885 shares issued and outstanding as of April 30, 2015. The following shares of its common stock were issued during the year ended December 31, 2014 and 2013.

On April 25, 2013, the Company issued 1,652,430 common shares at approximately $0.052 per share, for the purchase of patents and other assets totaling $86,214.

On June 4, 2012, we issued 14,163,683 shares of restricted common stock to Mr. Bhansali, and on July 30, 2012, we issued an additional 85,824,470 shares of restricted common stock to Mr. Bhansali. The terms of the grants were such that all shares shall vest upon the occurrence of certain qualifying events related to a merger or reorganization of the Company or certain acquisitions or dispositions of the Company’s assets. On September 8, 2014, the share grants were cancelled and no shares were issued.

On September 2, 2014, the Company issued 1,000,000 shares of common stock to Ezra Green as compensation for services and issued 50,000 shares of common stock to a vendor as compensation for services.

On September 8, 2014, the Company issued 2,000,000 shares of common stock at approximately $0.0001 per share, to Mr. Bhansali as compensation for services.

On October 1, 2014, in connection with the Merger, (i) 99,988,153 shares previously issued to our former Officer, Mr. Bhansali, were surrendered as part of a termination agreement, which paid Mr. Bhansali $30,000 and 10,000 shares of common stock of Fuse Science, Inc. under Fuse’s 2014 Equity Incentive Plan, valued at $3,300. (ii) 7,723,892 shares, or 51% of the Company’s issued and outstanding shares immediately prior to the Merger (calculated on a pro rata basis among the shareholders of the Company immediately prior to the effective time of the Merger), were cancelled and (iii) the Company issued 7,723,892 shares of common stock to Fuse, which represented 51% of the Company’s issued and outstanding common stock at the close of the Merger.

There are no warrants or options outstanding to acquire any additional shares of common stock of the Company.

Application of Significant Accounting Policies

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may, therefore, not be comparable to those of companies that comply with such new or revised accounting standards.

Results of Operations

Our financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should we be unable to continue in operation.  As described in this Prospectus, we expect we will require additional capital to meet our working capital requirements. We expect to raise additional capital through, among other things, the sale of equity or debt securities and capital contributions from Fuse.

The following summary is of our results of operations, for the three months ended March 31, 2015 and 2014

	Three Months Ended March 31,
	2015	2014
Operating revenues	$213	$213
Operating expenses	64,021	88,031
Operating loss	(63,808)	(87,818)
Gain on sale of marketable securities	-	114,251
Provision for income tax	-	-
Net (loss) income	$(63,808)	$26,433

Revenues

We had revenues for the three months ended March 31, 2015 and 2014 of $213.  Revenue is $71 per month, derived from one residential power plan solar customer agreement for the design, permitting, construction, installation, testing and activation of a solar photovoltaic system.

Operating Expenses

	Three Months Ended March 31,
	2015	2014
General and administrative	$24,048	$77,840
Professional fees	39,367	9,755
Depreciation and amortization	606	436
Total operating expenses	$64,021	$88,031

Our operating expenses were $64,021for the three months ended March 31, 2015, which decreased by $24,010 from total operating expenses of $88,031 during the three month period ended March 31, 2014.  General and administrative expenses decreased $53,792 or 69% as compared to the same period in 2014. The change in general and administrative expenses was primarily due to a decrease in management fees paid to our executive officer of $63,398, whereas we had an increase in rent of $4,650 and medical insurance of $3,235, as compared to no rent or medical insurance expenses during the period ended 2014.  Professional fees in 2015 increased by $29,612 or 304%, as compared to 2014, primarily due to increased legal, accounting, and consulting fees of $16,867, $6,500 and $9,500, respectively, due to work on our Form S-1/A.

Other Income and Expenses

The Company realized a gain on sale of marketable securities of $0 and $114,251 during the three month periods ending March 31, 2015 and 2014, respectively.

The following summary is of our results of operations, for the years ended December 31, 2014 and 2013

	Year Ended December 31,
	2014	2013
Operating revenues	$852	$639
Operating expenses	421,110	114,008
Operating loss	(420,258)	(113,369)
Other income	9,436	-
Gain on sale of patent	-	88,216
Gain on sale of marketable securities	114,251	1,211
Provision for income tax	-	-
Net loss	$(296,571)	$(23,942)

Revenues

We had revenues for the years ended December 31, 2014 and 2013 of $852 and $639, respectively. Revenues commenced April 1, 2013.

In December 2011 we purchased one residential power plan solar customer agreement for the design, permitting, construction, installation, testing and activation of a solar photovoltaic system.  We did not recognize any revenue from this agreement as Clear Skies kept the monthly fees, which totaled less than $1,000 on an annual basis, billed to the customers until such time as we paid Clear Skies the remaining $15,000 purchase price.  In the second quarter of 2013, Clear Skies forgave the $15,000 due to it under the agreement and it is no longer outstanding.

Operating Expenses

	Year ended December 31
	2014	2013
Stock-based compensation	$55,010	$-
Research and development	58,320	-
General and administrative	167,493	32,915
Professional fees	138,498	79,470
Depreciation and amortization	1,789	1,623
Total operating expenses	$421,110	$114,008

Our operating expenses were $421,110 for the year ended December 31, 2014, which increased by $307,102 or 269% from total operating expenses of $114,008 during the year ended December 31, 2013.

Stock-based expenses were $55,010 during the year ended 2014 as compared to $0 for the year ended 2013. The Company issued 1,000,000 shares of common stock for services to our Chief Executive Officer, 2,000,000 shares for services to a former officer, and 50,000 shares to a consultant, during 2014.

Research and development expenses were $58,320 during the year ended 2014 as compared to $0 for the year ended 2013.  These expenses are related with development of its proprietary SkyPorts drone support technology and Energy Demand Network, during the fourth quarter ended December 31, 2014.

General and administrative expenses increased $134,578 or 409% during the year ended December 31, 2014, as compared to the same period in 2013. The change in general and administrative expenses was primarily due to increased operation and new office related expenses during 2014. We had expenses in office, rent, travel and website development of $9,949, $4,100, $11,878, $9,000, respectively, whereas we did not incur expenses for these items during the year ended 2013. Fees paid to management and directors during 2014 increased $99,050 or 302% to $131,800 from $32,750 during 2013.

Professional fees were $138,498 for the year ended December 31, 2014, which increased by $59,028 or 74%, as compared to 2013, primarily due to increased legal, accounting, and consulting fees, due to work on our Form S-1/A.

Other Income and Expenses

The Company realized a gain on sale of marketable securities of $114,251 and $1,211 during the year ended December 31, 2014 and 2013, respectively.  During the year ended 2014, the Company realized revenue from royalties of $9,436, and during the year ended 2013, the Company realized a gain on sale of patents of $88,216.

Liquidity and Capital Resources

	Three Months Ended March 31,
Cash Flows	2015	2014
Net Cash Used in Operating Activities	$(316,323)	$(52,895)
Net Cash Used in Investing Activities	(1,524)	(4,500)
Net Cash Provided by Financing Activities	314,070	165,326
Net (Decrease) Increase in Cash During the Period	$(3,777)	$107,931

The Company had $316,323 and $52,895 of cash used by operating activities for the periods ended March 31, 2015 and 2014, respectively. The Company used $1,524 of cash for investing activities during 2015, for purchase of equipment as compared to $4,500 on website development costs during 2014.  Cash flows provided by financing activities during the period ended March 31, 2015 of $314,070 were proceeds from our parent company, whereas the Company had cash flows of $165,326 from financing activities during the same period ended March 31, 2014, from the sale of marketable securities.

	Year Ended December 31,
Cash Flows	2014	2013
Net Cash Used in Operating Activities	$(399,650)	$(78,065)
Net Cash Used in Investing Activities	(9,648)	(4,500)
Net Cash Provided by Financing Activities	415,491	112,500
Net Increase in Cash During the Period	$6,193	$29,935

The Company had $399,650 and $78,065 of cash used by operating activities for the year ended December 31, 2014 and 2013, respectively. The Company used $9,648 of cash for investing activities during 2014, for purchase of equipment of $6,018 and patent application costs of $3,630, as compared to $4,500 on website development costs during 2013.  Cash flows provided by financing activities during the year ended December 31, 2014 of $415,491 were capital contributions provided by our parent company of $250,165 and proceeds from the sale of marketable securities of $165,326, whereas the Company had cash flows of $112,500 from financing activities during the year ended December 31, 2013, from the sale of patents of $50,000 and proceeds from the sale of marketable securities of $62,500.

The Company had $14,546  in cash, as of April 30, 2015. Management believes the cash on hand is not sufficient to meet the Company’s obligations over the next 12 months, and management considers it necessary to raise an additional $1,500,000 in funds through sale of equity (common stock) or through convertible notes in order to fully implement its business plan in the next 12 months. Fuse is providing $25,000 per month as a capital contributions.

The financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

Because of our lack of operations, the unlikelihood of generating revenue in the short-term and the condition of the capital markets for early stage penny stock companies, we may be unable to raise the $1,500,000 we estimate we need to meet expenses over the next 12 months.  In that event, we may have to cease operating.

Off-Balance Sheet Arrangements

We have not engaged to date in any off-balance sheet arrangements from January 18, 2008 (date of inception).

BUSI NES S

Spiral is a development stage company incorporated in the state of Nevada on January 18, 2008. On May 16, 2013, Spiral filed a certificate of amendment to its amended and restated articles of incorporation to change its name to “Spiral Energy Tech., Inc.” from Solid Solar Energy, Inc.  On July 30, 2012, we  filed amended and restated articles of incorporation in order to, among other things, change our authorized shares of capital stock to 200,000,000 shares of common stock and 50,000,000 shares of preferred stock from 75,000,000 total authorized shares of capital stock, change the par value of our common and preferred stock to $0.0001 per share from $0.001 per share, allow for the indemnification of our directors, officers, employees or agents to the fullest extent permitted by the Nevada Revised Statutes, eliminate the individual liability of our directors and officers to the fullest extent permitted by the Nevada Revised Statutes and provide for our Board of Directors to issue series and classes of preferred stock with different features.

On October 1, 2014, Spiral entered into a Merger Agreement with Fuse and Acquisition Sub. Upon the closing of the Merger, Acquisition Sub merged with and into Spiral, and Spiral, as the surviving entity, became a 51% majority-owned subsidiary of Fuse. As a result of the Merger, among other effects, at the effective time of the Merger, (i) 51% of Spiral’s shares of common stock issued and outstanding immediately prior to the effective time (calculated on a pro rata basis among the shareholders of Spiral immediately prior to the effective time of the Merger) were automatically cancelled and retired and ceased to exist and certificates previously evidencing any such shares thereafter represented the right to receive an aggregate of 150,000,000 newly issued shares of common stock, par value $0.001 per share, of Fuse, or, at the election of any holder of Spiral common stock who, as a result of receiving shares of Fuse common stock in connection with the Merger would hold in excess of 4.9% of the issued and outstanding shares of Fuse common stock, shares of Series C Convertible Preferred Stock, par value $0.001 per share, of Fuse; (ii) 49% of the Spiral shares issued and outstanding immediately prior to the effective time (calculated on a pro rata basis among the shareholders of Spiral immediately prior to the effective time of the Merger) remained outstanding and (iii) the shares of common stock of Merger Sub, par value $0.0001 per share, held by Fuse immediately prior to the effective time of the Merger, by virtue of the Merger and without any action on the part of Fuse, were converted into the right to receive an aggregate of 7,723,892 shares of Spiral, which at the time of the Merger and giving effect to the transactions through the date hereof represented 51% of Spiral’s issued and outstanding common stock.  On September 8, 2014, the Company issued 2,000,000 shares of common stock at $0.0001 per share, to a former officer, Mr. Bhansali, for services valued at $200. On October 1, 2014, 99,988,153 shares previously issued to our former Officer, Mr. Bhansali, were surrendered as part of a termination agreement, which paid Mr. Bhansali $30,000 and 10,000 shares of common stock of Fuse Science, Inc. under Fuse’s 2014 Equity Incentive Plan, valued at $3,300. The Merger provided Spiral access to additional working capital from Fuse in connection with its business.

Upon the closing of the Merger, Ezra Green was appointed as Fuse’s Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer. On October 27, 2014 each of Fuse’s directors resigned and Mr. Green and Gelvin Stevenson were appointed as directors of Fuse.  Mr. Green is the Chief Executive Officer Secretary and Treasurer of Spiral and Messrs. Green and Stevenson are the directors of Spiral.  As a result of the dual roles played by Mr. Green and Mr. Stevenson at Fuse (the majority owner of Spiral), conflicts could arise between the interests of Fuse and Spiral and there is no assurance that any of such conflicts would be resolved in favor of Spiral or that any independent director, officer or third-party would be available to resolve any such conflict given the limited management and overlapping ownership of the companies.  In addition, similar conflicts could exist with respect to other companies (such as Northern Wind Energy Corp.) in which any of our officers or directors are involved as a result of pursuit of similar business, vendor services or capital.

The Company is currently focused on two business initiatives: developing and commercializing the Company’s SkyPorts drone support technology, and developing and commercializing the Company’s XTRAX® remote monitoring system, each as described further below.

Limited Revenue and Substantial Doubt as to Ability to Continue as a Going Concern

 Other than license fees from its patents sold to Endeavor IP, Inc. (“Endeavor”) as described below in “Revenue Related to Licensing and Enforcement of Patents”, the Company does not presently generate revenue from either its Skyports drone technology or XTRAX® remote monitoring system.  The Company’s operating capital is extremely limited and it must rely on financing from Fuse exclusively through capital contributions, loans or direct payment of costs and expenses associated with the business of Spiral, which is not assured. Prior to the Merger, Spiral relied on advances from its founders and sales of securities to fund its operations.  None of the Company’s founders or present shareholders has an agreement or understanding for continued funding of the Company. Accordingly, the Company will be heavily dependent on its ability to sell securities, which may consist of common or preferred stock, convertible securities or debt in the future to finance operations to third parties.  The Company has not engaged any investment banker or other party for the purposes of raising capital.  If the Company is unable to raise additional capital to fund operations the business may fail and operations may cease.  Our auditor, in its report dated May 14, 2015, has stated that our losses since inception, our insufficient revenue to cover operating costs or develop our operating plan, our accumulated deficit and possible inability to raise further equity all raise substantial doubt about its ability to continue as a going concern.

SkyPorts Drone Support Technology

The Company’s primary focus is developing technology and commercializing its proprietary SkyPorts drone support technology and Energy Demand Network, or “EDEN”. This technology seeks to enable long distance flight required for drone-based commerce without the need for drones to return “home” to recharge, since many drones are powered by batteries limiting their useful range. The technology under development seeks to permit a drone to operated predictably many miles outside of a “home range” limitation defined by its finite battery power, also allowing for a flight path of numerous stops (or waypoints) utilizing recharging stations along the way, which we call our  EDEN network of SkyPorts. The engineering and programming to develop SkyPorts and the EDEN network is the primary focus of the Company, which means that our financial resources, management attention, vendor and contractor efforts to design, develop and introduce this technology as well as obtain patents for key aspects of the technology, will takes precedence for the near term (next 6-12 months) over our other business development activities related to XTRAX.  We do not plan to build or design any drones or autonomous vehicles ourselves, rather we will seek to employ our technology with existing commercial manufacturers of non-military drone.  There are many manufacturers of remote control civilian drones that we will investigate such as Parrot, DJI, Syma, Hubsan and Skytech.

Conventional long distance flight planning requires combustion ( gasoline ) engines with fuel bladders or tanks that would allow drones to cover large distances. We believe that government regulatory agencies will not embrace wide scale deployment of these more powerful devices by package delivery and similar companies for a number of reasons such as the high power, weight, sophistication and danger associated with drones that are more similar to military or intelligence vehicles requiring highly trained operators.   The Company has designed and is currently developing the modular SkyPorts allowing for the recharging of electrical powered drones to offer to satisfy the emerging interest in package delivery by autonomous drone, and for non-military or intelligence surveillance, such as filming and photography, crop and animal monitoring, traffic, missing persons, wilderness and fire safety and crowd surveillance.  The industry for non-military or surveillance use of drones does not yet exist and may never exist, or may be subjected to significant federal, state and local regulation, extensive licensing and training requirements, insurance and practical limitations (such as weather or light) which may make difficult or impossible our ability to succeed.. Home deliveries and business-to-business applications will not be able to thrive regionally or nationally, assuming we complete development of the SkyPorts, unless the FAA and other possible regulators approve rules which permit the operation commercial drone usage.

Our principal activities to date have been focused on design, research and development.  We have engaged A.C.C. Systems Inc. to be our project manager for the SkyPorts system.  A.C.C. Systems, Inc. will rely on third party vendors for components needed for the design and proof of concept testing including battery manufacturers, inverters (devices with connect solar panels to loads), solar panel manufacturers, and manufacturing and assembly.  The Company has engaged McHale & Slavin, P.A., Palm Beach Gardens, Florida, as patent counsel in connection with the Company’s efforts to protect the Company’s inventions and technology.

Because this technology is in the early stages of development, there can be no assurances the Company will successfully develop a working prototype or succeed in mass-producing the technology at a cost that is not prohibitively expensive, or that the technology, once-developed, will be successfully commercialized or gain widespread acceptance .

Suppliers

The Company does not utilize any suppliers for SkyPorts as such products are currently only in design and development phase.  Our engineering and programming vendors have provided all products and services required to test and develop our devices as part of their services to us.  We do not intend to design or develop drones or other autonomous vehicles, but to utilize commercially available drones manufactured by others and offer our technology for modification of drones manufactured by or for others for a license fee, however we may engage in sale of SkyPorts commercially in conjunction with our licensed technology or become a fleet operator, if the opportunity is presented to design, develop and manage fleets for others becomes available to us.  See “Risk Factors”.

Competition

The Company expects to face competition in its SkyPorts and drone support services.  SkySense, Inc.’s Skysense Charging Pad, described as an indoor-outdoor remote-controlled charging station dock with electric power input that is compatible with a variety of drone platforms, is the only known device seeking to extend the battery range of electic commercial drones. According to that company’s website, the product is available for pre-order with delivery expected in 2015 and models cost between $649 and $4,365. The Company is not aware of other companies focused on recharge technology and autonomous flight being developed to extend the practical range of commercial drone use.  See “Risk Factors”.

XTRAX® Remote Monitoring System

The Company’s is also engaged in developing and commercializing the XTRAX® remote monitoring system. XTRAX® is designed to measure the production of solar and other renewable energy systems and for transmission of data via the cellular and radio frequency network and potentially via microwave transmission network or satellite (the XTRAX® unit does not currently have the capacity for transmission via microwave and satellite).   XTRAX® is intended to be used and sold separately, or as a component of solar system initial installations.  On April 25, 2013, the Company purchased the patents and trademarks relating to the XTRAX® remote monitoring system from Carbon 612 Corporation and Ragonap Enterprises, Inc. (“Ragonap”), one of Carbon 612 Corporation’s creditors, for an aggregate of 1,652,430 shares of common stock and a royalty to Ragonap equal to 10% of the profit generated from the licensing, commercialization, exploitation, use, practice, and/or sale of the purchased patents.   In no event shall Ragonap receive aggregate royalty payments in excess of $250,000.  Our principal executive officer, Ezra Green, developed the initial XTRAX® patents and technology while serving as an officer and director of Carbon 612 Corporation and at Clear Skies Solar, Inc. prior to 2013.

Revenue Related to Licensing and Enforcement of Patents

In connection with the acquisition of XTRAX®, on April 25, 2013 the Company entered into a Patent Assignment (the “Ragonap Agreement) and acquired 9 issued patents and patent applications from Ragonap:

Country	No	Filed Date	Title
US	12/384,526	4/6/2009	Non-intrusive Electric Alternating Current Sensor
Canada	2573365	7/8/2005	Remote Access Energy Meter System and Method
China	2005800231490	7/8/20015	Remote Access Energy Meter System and Method
Europe	05772363.7	7/8/2005	Remote Access Energy Meter System and Method
Hong Kong	08101279.2	7/8/2005	Remote Access Energy Meter System and Method
US	60/586993	7/9/2005	Remote Access Energy Meter System and Method
US	7,336,201	2/26/2008	Remote Access Energy Meter System and Method
US	12/070,925	2/22/2008	Remote Access Energy Meter System and Method
Pct	PCT/US05/24382	7/8/2005	Remote Access Energy Meter System and Method

On May 13, 2013, the Company entered into a Proceeds Interest Agreement and Patent Purchase Agreement (collectively, the “Patent Agreements”) with Endeavor in consideration for (i) $100,000 cash, (ii) 666,666 shares of Endeavor common stock and (ii) a royalty equal to 20% of the net revenues from any Enforcement Activities or Sales Transactions (as defined in the Patent Agreements).  Additionally, the Company obtained a personal, royalty-free, irrevocable, non-exclusive and worldwide license (without the right to sublicense) to, among other things, develop, distribute and sell the products and services covered by the patents sold to Endeavor.  Of the 666,666 shares issued to the Company, 66,668 were immediately issued to Ragonap pursuant to the terms of the Ragonap Agreement, leaving the Company with 599,998 shares.  Ragonap was also paid $10,000 cash pursuant to the terms of the Ragonap Agreement.

On October 21, 2013, in order to generate additional working capital, an additional 299,994 shares were sold to Paradox Capital Partners, LLC (“Paradox”), an affiliate of Mr. Harvey Kesner, our founder, for $62,500 cash leaving the Company with 300,004 shares of common stock of Endeavor.  The Company from time to time has sold the Endeavor shares to generate working capital.  The recent price of Endeavor common stock traded in the market is approximately $0.002 per share, and accordingly the shares have virtually no value.  See “Certain Relationships and Related Transactions”.

Endeavor IP, Inc. is a patent assertion entity. As described in the Endeavor Annual Report on Form 10-K “We are now solely in the business of the commercialization and development of intellectual property assets.  Our activities generally include the acquisition and development of patents through internal or external research and development, and the monetization of those patents which was initialized on May 13, 2013 when we purchased certain intellectual property rights from Mesh Comm, LLC (“Mesh”) and Solid Solar Energy, Inc., n/k/a Spiral Energy Tech, Inc. (“Solid Solar”)” and key elements of their business strategy includes the following:

Successfully License and Enforce Patents with Significant Royalty Potential

As part of the patent evaluation process, significant consideration is also given to the identification of potential infringers, industries within which the potential infringers exist, longevity of the patented technology, and a variety of other factors that directly impact the magnitude and potential success of a licensing and enforcement program.

We are seeking to hire individuals trained in commercialization and in evaluating potentially infringing technologies and in presenting the claims of our patents and demonstrating how they apply to companies we believe are using our technologies in their products or services. These presentations can take place in a non-adversarial business setting, but can also occur through the litigation process, if necessary.

Ultimately, we will execute patent licensing arrangements with users of our patented technologies through licensing negotiations, without the filing of patent infringement litigation, or through the negotiation of license and settlement arrangements in connection with the filing of patent infringement litigation.

Although enforcement activities of Endeavor have generated revenues for the Company and the Company believes there to be additional potential defendants, the US Patents acquired under the Ragonap Agreements and sold to Endeavor are undergoing reexamination before the US Patent and Trademark office and as a result there is a risk the patents may be modified, reduced or declared invalid. Accordingly, there can be no assurance the patents will generate additional revenue for the Company or protect XTRAX® technology in the future.  Endeavor obtained settlements in 2 lawsuits which resulted in license fee payments to the Company and the only revenue earned by the Company through the date of this Prospectus, the terms of which are confidential.

As of April 30, 2015, the Company has paid Ragonap royalty fees consisting of cash and securities.  These royalty payments consist of: (i) $10,000 cash and 66,668 shares of Endeavor common stock, valued at $0.75 per share on the date of issue, received in connection with the May 2013 Patent Agreements with Endeavor and (ii) 10% of the license fee payments paid to the Company by Endeavor in connection with the settlement of 2 lawsuits, the terms of which are confidential.

Current Revenues

Other than license fees from its patents sold to Endeavor, Spiral does not presently generate revenue from either its Skyports drone technology or XTRAX® remote monitoring system, although it is actively developing these technologies and planning for their commercialization.    The Company’s operating capital is extremely limited and it must rely on financing from its 51% majority stockholder, Fuse exclusively through capital contributions, loans or direct payment of costs and expenses associated with the business of Spiral, sales of its securities, royalty fees from Endeavor paid pursuant to the Patent Agreements and sales of Endeavor securities (made in the open market and in privately negotiated transactions) for all of its working capital. There is no assurance that financing will continue to be available from these sources.  The market value of our remaining 50,000 shares of Endeavor is $25, based on the closing price of Endeavor common stock quoted on the OTCPink on April 30, 2015.

Prior to the Merger, Spiral also relied on advances from its founders and the sale of restricted Endeavor securities for cash to one of its founders to generate capital to fund its operations.  None of the Company’s founders or present shareholders has an agreement or understanding for continued funding of the Company. Accordingly, the Company will be heavily dependent on its ability to sell securities, which may consist of common or preferred stock, convertible securities or debt in the future to finance operations to third parties.  The Company has not engaged any investment banker or other party for the purposes of raising capital.  If the Company is unable to raise additional capital to fund operations the business may fail and operations may cease.  Spiral’s auditor, in its report dated May 14, 2015, has expressed substantial doubt about its ability to continue as a going concern.

Suppliers

While the circuit board and firmware used in connection with the manufacturing of the XTRAX® product are proprietary, all components and parts in an XTRAX® unit are readily available in the market. The Company expects to provide the proprietary design to the vendor, after which the vendor can produce the boards. Once the Company designs a printed circuit board many companies are available to produce that board. The Company intends to outsource manufacturing and assembly of the XTRAX® units it sells itself, if all required approvals are obtained. See “Risk Factors”.

Competition

If XTRAX ® is approved and launched , the Company will face competition. Many of the Company’s competitors are larger with more established businesses than us and have substantially greater resources than the Company does.   We are aware that certain major utilities are engaged in producing or procuring monitoring devices as a result of the litigation commenced by Endeavor, including Consolidate Edison and Tucson Electric, who acquire monitoring devices such as ours from their own vendors .

Potential equipment competitors include Centrosolar America, Inc.’s CentroData monitoring system for residential photovoltaic installations, which offers web-based, not cellular, monitoring; AlsoEnergy, Inc.’s PowerTrack product which, according to their website, appears to be primarily directed to immediately detect any problem in a photovoltaic installation with immediate automated alerts to minimize downtime; AlsoEnergy, Inc.’s DECK Monitoring, a basic residential meter that is focused on system performance; Locus Energy, LLC’s web-based residential meter that records performance data and stores it on a website for viewing by the homeowner or the homeowner’s installation contractor; and Energy, Inc.’s The Energy Detective lines of web-based meters, are designed to measure and report the usage of electricity, can be installed by a skilled homeowner, but cannot be used to receive rebates, financing or trade credits.   See “Risk Factors.”

In connection with Endeavor’s licensing activities, Endeavor may provide licenses under patents to competitors who may seek to compete with us.  In this regard, Endeavor’s interested in the XTRAX® Patents may be different than ours.

Regulations

The Company’s proposed SkyPort drone support technology is subject to regulation by the FAA.  Under the present FAA regulations, the Company’s proposed business is not feasible except to the extent that the Company is able to work with local governments who may be able to use it for law enforcement and other purposes.  However, the commercial business where the Company’s technology could be utilized by commercial delivery companies and large scale Internet businesses such as amazon.com are generally prohibited.

On February 15, 2015, the FAA issued proposed regulations.  The regulations relate to small drones (under 55 pounds) conducting non-recreational operations. A proposed rule would limit flights to daylight only and visual line of sight operations. This latter limitation would severely hamper the Company’s proposed business, since it relies upon flying drones well beyond the visual line of sight where the Company’s technology would charge them to expand their reach. In its proposed release the FAA asked for public comment and whether the rule should permit operations beyond line of sight and what limitations there should be. The FAA administrator said “[we] have tried to be flexible in writing these rules….”. “He added [we] want to maintain today’s outstanding level of aviation safety without placing an undue regulatory burden on an emerging industry.”

The proposed regulations will not apply to government aircraft operations which would continue to operate under exemptions issued by the FAA.  On March 23, 2015, the FAA announced that it has implemented an interim policy to speed up the exemption process for certain commercial operators.  The process would allow flights below 200 feet using drones that weigh less than 55 pounds; however, no exemption would be granted unless the drones operated within visual line of sight and then only during daylight.

The Company cannot predict what the final FAA regulations will be and how they will impact on the Company’s proposed SkyPort drone support technology business.

The Company’s proposed XTRAX ® operations are subject to a variety of federal, state and local laws, rules and regulations relating to worker safety, zoning, building and electrical codes, and the use, storage, discharge and disposal of environmentally sensitive materials. The Company believes that compliance with such laws, rules, regulations and requirements does not impose a material impediment on the Company’s ability to conduct business.

Before the Company can complete development and commercialization of XTRAX® units, the following steps need to occur:

●
The XTRAX® unit needs to be listed by Underwriters Laboratory (“UL”) or receive the ETL Listed Mark, which tests the product for safety. This is known as the UL or ETL listing. The Company has submitted samples and information to UL, and responded to their questions, however recent funding will enable us to continue with proper certifications. Furthermore, submission of test units to UL was delayed so that the Company could complete certain software modifications and also complete third party verification by an independent testing laboratory of the accuracy of the measurements by XTRAX® units.  The Company has already made certain changes requested by UL. In order to allow UL to complete their testing and list XTRAX®, the Company will need to provide UL with six units, at an estimated cost of $1,940, and pay UL $14,950 for their services.

●
After UL listing is obtained, the product needs to be approved by the Federal Communications Commission (“FCC”), similar to the UL listing process, because there are some magnetic emissions from the unit. The Company believes XTRAX® will meet the FCC requirements..

●
Following the UL listing and FCC approval, the Company will need to get technical approval from the cellular network carriers, which test the product for possible interference with other products. The Company does not anticipate difficulty obtaining carrier approval.

The Company does not believe that the UL listing, FCC approval and technical approval from cellular network carriers represent ongoing compliance matters. However, the Company can begin to offer the XTRAX® product to the market, and seek to generate revenues, only after the Company has obtained all of these approvals. The Company does not have a fixed timeline related to offering XTRAX® units and will not be able to until all approvals are obtained, which is not expected to be pursued until late in 2015.  See “Risk Factors”.

Intellectual Property

In April 2013 the Company acquired the U.S. patent for a “Remote Access Energy Meter System and Method” (No. 7,336,201 – issued on February 26, 2008, and expiring on January 3, 2026) from one of Carbon 612 Corporation’s creditors for the purposes of using the patented technology in the Company’s own installations and operations. The Company also acquired the governing trademark from Carbon 612 Corporation. The patent covers remote monitoring through the use of one piece of electronic hardware via the wireless cellular network.  In addition, the patent applies specifically to any energy generation facility that uses a power inverter to convert DC to AC electricity. By comparison, the Company believes that its competitors provide remote monitoring through the use of several distinct pieces of electronic hardware via the internet.

The elements of the Company’s potential product that are protected by the patent are:

●
the communication of the system performance data via the cellular network or by microwave or satellite (the XTRAX® unit does not currently have the capacity for transmission via microwave and satellite); and

●	the ability to provide real-time energy production values and system failure parameters.

In addition, the patent states that the energy source may be a source other than solar photovoltaic. Such other energy sources may include solar, wind, geo-thermal, tidal, and other types of non-fossil fuel dependent energy generation facilities as well as conventional fossil fuel driven energy installations.

The Company retained the rights to make, have made and sell any XTRAX® technology under an irrevocable royalty free license back from Endeavor.  The Company also owns the registered trademark XTRAX®. In addition to the Company’s patent, potential future patent applications, and trademark, the Company also has trade secrets and know-how it relies on related to XTRAX®.  See “Risk Factors”.

MANAGEMENT

    The following table sets forth information regarding our officers and directors. All directors hold office for one-year terms until the election and qualification of their successors. Officers are elected by the Board of Directors and serve at the discretion of the board.

Name	Age	Positions with the Company
Ezra Green	52	Chief Executive Officer, Chief Financial Officer, Treasurer and Director
Gelvin Stevenson	69	Director

Ezra Green, Chief Executive Officer, Chief Financial Officer, Treasurer and Director.  Mr. Green has served as our Chief Executive Officer, Chief Financial Officer, Treasurer and a director since April 25, 2013 and as Chief Executive Officer, Chief Financial Officer, Secretary, and Treasurer of Fuse. since October 1, 2014.  Mr. Green has also served as a director of Fuse since October 27, 2014. Mr. Green has served as the Chief Executive Officer, Chief Financial Officer and Treasurer and a director of Northern Wind Energy Corp. since October 15, 2013, the President, Chief Executive Officer and sole director of Carbon 612 Corporation since September 2008 and the Chief Executive Officer and Chairman of Clear Skies Solar, Inc. from December 20, 2007 through March 2012, when Clear Skies Solar, Inc. ceased active operations and SEC reporting. Mr. Green’s general business and management background and experience operating public companies qualify him to be a director of the Company.

Gelvin Stevenson, Director.  Dr. Stevenson joined our Board of Directors on October 3, 2013 and became a director of Fuse. effective October 27, 2014.  Dr. Stevenson is an economist and has served as an Associate Professor of Environmental Economics at Pratt Institute since 2006.  He has served as a director of Northern Wind Energy Corp. since October 15, 2013 and as a director of Clear Skies Solar, Inc. from 2007 through March 2012. Dr. Stevenson is the Managing Director of Greentech Investors Forum, which showcases emerging greentech companies at monthly forums, and consults for the clean energy industry. Dr. Stevenson has been an Investment Consultant to the Oneida Tribe of Indians of Wisconsin for over 15 years. Dr. Stevenson’s qualifications to be a director of the Company include his general business experience and experience in the renewable energy industry.

Directors’ and Officers’ Liability Insurance

We have not obtained directors’ and officers’ liability insurance insuring our directors against liability for acts or omissions in their capacity as directors or officers.  Our officers and directors shall have indemnification rights under applicable laws, our standard indemnification agreement, and our articles of incorporation and bylaws.

Board Independence

We are not a listed issuer and, as such, are not subject to any director independence standards. Using the definition of independence set forth in the rules of the NASDAQ Stock Market, Mr. Stevenson would be considered an independent director of the Company.

Board Committees

We expect our Board of Directors, in the future, to appoint an audit committee, nominating committee and compensation committee, and to adopt charters relative to each such committee. We intend to appoint such persons to committees of the Board of Directors as are expected to be required to meet the corporate governance requirements imposed by a national securities exchange, although we are not required to comply with such requirements until we elect to seek a listing on a national securities exchange. In addition, we intend that a majority of our directors will be independent directors, of which at least one director will qualify as an “audit committee financial expert,” within the meaning of Item 407(d)(5) of Regulation S-K, as promulgated by the SEC. We do not currently have an “audit committee financial expert” since we currently do not have an audit committee in place.

Except as may be provided in our bylaws, we do not currently have specified procedures in place pursuant to which whereby security holders may recommend nominees to the Board of Directors.

Code of Ethics

We have not yet adopted a Code of Ethics although we expect to as we develop our infrastructure and business.

EXECUTIVE COMPENSATION

We are providing compensation disclosure that satisfies the requirements applicable to emerging growth companies, as defined in the JOBS Act.

Summary Compensation Table

The following table summarizes the overall compensation earned over each of the past two fiscal years ending December 31, 2014 by each person who served as an executive officer during fiscal 2014.

Name and Principal Position	Year	Salary ($)		Stock Awards ($) (1)		All Other Compensation ($)	Total ($)
Mohit Bhansali (2)	2014	--		200	(3)	--	200
(Former Director, Chief Executive Officer, Chief Financial Officer, Treasurer President, and Secretary)	2013	--		--		--	--

Ezra Green (4)	2014	139,000	(5)	52,200			191,200
(Current Chief Executive Officer, Chief Financial Officer, Treasurer and Director)	2013	32,750		--		--	32,750

(1)  Reflects the grant date fair values of stock awards calculated in accordance with FASB Accounting Standards Codification Topic 718.

(2)  Mr. Bhansali was appointed our Chief Executive Officer on December 26, 2011 and our President, Chief Financial Officer, Treasurer and Secretary on December 27, 2011.  He resigned from his positions as Chief Executive Officer, Chief Financial Officer and Treasurer on April 25, 2013.  He resigned from our Board of Directors and as our President and Secretary on October 1, 2014.

(3) On September 8, 2014, the Company issued 2,000,000 shares of common stock at $0.0001 per share, to a former officer, Mr. Bhansali, for services valued at $200. On October 1, 2014, 99,988,153 shares previously issued to our former Officer, Mr. Bhansali, were surrendered as part of a termination agreement, which paid Mr. Bhansali $30,000 and 10,000 shares of common stock of Fuse Science, Inc. under Fuse’s 2014 Equity Incentive Plan, valued at $3,300.

(4) Subsequent to the Merger, Spiral did not compensate Mr. Green and Fuse provides Mr. Green’s compensation.

(5) Includes (i) $57,510 paid by Spiral prior to the Merger, (ii) $17,490 in compensation accrued prior to the Merger and (iii) $64,000 loaned by Spiral to Fuse, which Fuse paid Mr. Green in partial satisfaction of the compensation Fuse owed Mr. Green for his service as an executive officer of Fuse from the period October 1, 2014 through December 31, 2014.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2014, the Company had no outstanding equity awards.

Director Compensation

Our directors did not receive any compensation for their services for the year ending December 31, 2013. For the year ended December 31, 2014, the Company paid $6,500 to Mr. Gelvin Stevenson and $6,500 to Mr. Gary Ross, who served as a director through October 2014.

 RELATED PARTY TRANSACTIONS

Equity Stock Transfer has provided transfer agent services to the Company since May 2012.   As of April 30, 2015, the Company has paid Equity Stock Transfer $3,900.  Mr. Mohit Bhansali, our former director through October 1, 2014, is a founder and executive of Equity Stock Transfer.

During June 2012, we issued 14,163,683 shares of restricted common stock to Mr. Mohit Bhansali, and during July 2012, we issued an additional 85,824,470 shares of restricted common stock to Mr. Bhansali.  Mr. Bhansali is a former officer and director.

On July 30, 2012, Mr. Bhansali purchased 1,000,000 shares of common stock at the purchase price of $0.0001 per share for a total of $100.

On September 8, 2014, the Company issued 2,000,000 shares of common stock at $0.0001 per share, to a former officer, Mr. Bhansali, for services valued at $200. On October 1, 2014, 99,988,153 shares previously issued to our former Officer, Mr. Bhansali, were surrendered as part of a termination agreement, which paid Mr. Bhansali $30,000 and 10,000 shares of common stock of Fuse Science, Inc. under Fuse’s 2014 Equity Incentive Plan, valued at $3,300.. He had previously sold 1,500,000 shares to an existing shareholder, for $150, and 1,500,000 shares of common stock to an unrelated third party for $150. Following the cancellation, Mr. Bhansali no longer owned any of our securities.

On March 31, 2013, we entered into a debt forgiveness agreement with Clear Skies Solar, Inc. and its wholly owned subsidiary Clear Skies Financial Corp. pursuant to which these companies forgave the $15,000 owed to them by the Company under an agreement entered into in December 2011 in exchange for a general release from claims.  Our Chief Executive Officer, Mr. Ezra Green served as the Chief Executive Officer and Chairman of Clear Skies Solar, Inc. from December 20, 2007 through March 2012, when Clear Skies Solar, Inc. ceased active operations and SEC reporting, and Mr. Stevenson served as one of its directors from 2007 through March 2012.

On April 25, 2013, pursuant to an Intellectual Property Purchase Agreement by and among the Company, Carbon 612 Corporation and Ragonap Enterprises, Inc., we purchased certain intellectual property, including patents and trademark rights, from Ragonap and Carbon 612 Corporation in consideration for (i) an aggregate of 1,652,430 shares of our common stock, consisting of 247,865 shares issued to Carbon 612 Corporation and 1,404,565 shares issued to Ragonap Enterprises, Inc. and (ii) a royalty to Ragonap equal to 10% of the Profit (as defined in the Intellectual Property Purchase Agreement) generated from the licensing, commercialization, exploitation, use, practice, and / or sale of the purchased patents.  Ezra Green, our Chief Executive Officer, Chief Financial Officer, Treasurer and a director is the President, Chief Executive Officer and sole Director of Carbon 612 Corporation and on the date of the transaction was a beneficial owner of 29% of Carbon 612 Corporation’s issued and outstanding common stock.

On May 30, 2013, we entered into a consulting agreement with Ragonap pursuant to which we agreed to pay Ragonap a fee of $6,625 for consulting services provided in connection with potential investment opportunities and review of the renewable energy sector and energy monitoring.

We paid Ezra Green $32,750 and $75,000 in each of 2013 and 2014, respectively, as compensation for his services as an officer of the Company. Of Mr. Green’s 2014 compensation, Spiral paid Mr. Green $57,510 in cash and owes Mr. Green $17,490 in accrued compensation as of the date of this Prospectus. We issued Ezra Green 1,000,000 shares of common stock in September 2014 as compensation for services as an officer of the Company. In addition, during the fourth quarter of 2014, Spiral loaned Fuse $64,000, which Fuse paid Mr. Green in partial satisfaction of the compensation Fuse owed Mr. Green for his service as an executive officer of Fuse from the period October 1, 2014 through December 31, 2014.

We paid Paradox Capital Partners LLC, an affiliate of one of our founders, an aggregate of $23,100 in 2013 as compensation for services provided, which included consulting on business strategy and capital structure and introductions to industry contacts. On October 21, 2013, we sold Paradox 299,994 shares of restricted common stock of Endeavor for an aggregate purchase price of $62,500, or $0.21 per share, which we used for working capital.  At the time of the sale, Paradox was the only known viable prospective source of capital to the Company, the shares were not freely transferable, were legended and were unable to be sold by the Company or Paradox in the open market. Paradox is controlled by Mr. Harvey Kesner. Mr. Kesner has transferred approximately 15% of our common stock owned or controlled by him to an irrevocable trust for the benefit of his children. Mr. Kesner is a founder and former director of the Company.

Additional Prior Management Information

Our former officer and director Mohit Bhansali currently serves as the President, Secretary and Director of Northern Wind Energy Corp. (“Northern”). Northern is a development stage company pursuing commercial and residential wind installation projects and related technology.  Northern filed a registration statement on Form S-1 with the SEC on August 16, 2012 which has not been declared effective.  Mr. Bhansali previously served as a director of Great West Resources, Inc.through October 2014 currently Orbital Tracking Corp, (OTCQB:TRKK) which is engaged in satellite tracking and location device sales and services.

Our former director Gary Ross was appointed to the board of Northern in October 2013.   Gary Ross resigned as a director of Spiral in August 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of April 30, 2015 by:

●	each person known by us to beneficially own more than 5.0% of our common stock;

●	each of our directors;

●	each of the named executive officers; and

●	all of our directors and executive officers as a group.

The percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. Except as indicated in the footnotes to this table, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned and each person’s address is c/o Spiral Energy Tech., Inc., 5510 Merrick Road, Massapequa, New York 11758.  As of April 30, 2015 , we had 15,144,885 shares issued and outstanding.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage Beneficially Owned (1)
5% Shareholders
Barry Honig	1,017,167	6.72%
The Four Camps 2013 Trust (2)	2 ,275,000 (3)	15.02%
Fuse Science, Inc. (4)	7,723,892	51.00%
Officers and Directors
Ezra Green (5)	8,218,792 (5)	54.27%

All directors and executive officers as a group (2 persons)	8,218,792 (5)	54.27%

(1)
Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assumes the exercise of all options, warrants and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of April 30, 2015 . Shares issuable pursuant to the exercise of stock options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such options or warrants for computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person.

(2)
Since September 2014 William D. Lipkind, Esq. as the Trustee of The Four Camps 2013 Trust (the “Trust”) and, in such capacity, has sole voting and dispositive power over the securities held for the account of this selling stockholder over which Mr. Harvey Kesner disclaims beneficial ownership from September 2014.   Mr. Kesner is a founder and former director of the Company.  During 2014 The Four Camps 2013 Trust transferred the ownership of the shares to a variable life policy owned by the Trust, issued by US Commonwealth Life, A.I., the record and beneficial owner of the shares, over which Mr. Kesner disclaims beneficial ownership.

(3)	Does not include 22,273 shares held by Renee Kesner, wife of Harvey Kesner.
(4)	Ezra Green, Gelvin Stevenson and David Rector are the directors of Fuse and, in such capacity, have shared voting and dispositive power over the securities held by Fuse.
(5)
Includes (i) 494,900 shares held directly by Ezra Green, (ii) 7,723,892 shares held by Fuse.   Ezra Green, Gelvin Stevenson and David Rector are the directors of Fuse and, in such capacity, have shared voting and dispositive power over the securities held by Fuse.

SELLING STOCKHOLDERS

Up to 3,365,670 shares of common stock are being offered by this Prospectus, all of which are being registered for sale for the accounts of the selling stockholders.  The selling stockholders purchased these shares in private placement transactions in 2010, 2011 and 2012 that were exempt under the registration provisions of the Securities Act.  We received a total consideration of $10,133 from the sale of these shares.   None of the selling stockholders are broker-dealers or affiliates of broker-dealers.

The shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this Prospectus.  The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act, as amended, or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling stockholders in supplements or amendments to this Prospectus.

The table below sets forth certain information regarding the selling stockholders and the shares of our common stock offered by them in this Prospectus. The selling stockholders have not had a material relationship with us within the past three years other than as described in the subsequent paragraph , footnotes to the table below or as a result of their acquisition of our shares or other securities. To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying any convertible securities held by that selling stockholder that are exercisable within 60 days of April 30,, 2015 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder’s percentage of ownership of our outstanding shares in the table below is based upon 15,144,885 shares of common stock outstanding as of April 30, 2015.  Ezra Green, a selling stockholder, is also our sole officer and a director. Beneficiaries of US Commonwealth Life, A.I., and The Four Camps 2013 Trust, a selling stockholder, include the children of Mr. Harvey Kesner, our founder and former director.

	Ownership Before Offering				Ownership After Offering (1)
Selling Stockholder	Number of shares of common stock beneficially owned		Number of shares offered		Number of shares of common stock beneficially owned		Percentage of common stock beneficially owned
Auracana LLC (2)	24,500		24,500		--		--
Benjamin Brauser	4,900		4,900		--		--
William Dealy	1,225		1,225		--		--
David Frydman	490		490		--		--
Grander Holdings, Inc. 401(k) Profit Sharing Plan (3)	24,500		24,500		--		--
Ezra Green	8 ,218,792	(4)	5,000		8,218,792	(4)	54.27%
Barry Honig	1,017,167		1,017,167		--		--
Edward Karr	24,500		24,500		--		--
Renee Kesner	22,273	(5)(6)	22,273	(5)(6)	--		--
Carol Martin	4,900		4,900		--		--
US Commonwealth Life, A.I. (The Four Camps 2013 Trust) (5)	2,275,000	(6)	2,275,000	(6)	--		--
Milo Silberstein	1,225		1,225		--		--
Stetson Capital Investments, Inc. (7)	739,500		5,000		734,500		4.85%
Andrew Uribe	490		490		--		--

(1)
Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this Prospectus is part will be sold and (b) that no other shares of our common stock beneficially owned by the selling stockholders are acquired or are sold prior to completion of this offering by the selling stockholders.  However, the selling stockholders may sell all, some or none of the shares offered pursuant to this Prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144. To our knowledge there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering or otherwise.

(2)
Glenn Kesner is the President of Auracana LLC and, in such capacity, has voting and dispositive power over the securities held for the account of this selling stockholder.  Glenn Kesner is the brother of our founder.

(3) (4)
Michael Brauser is the Trustee of Grander Holdings, Inc. 401(k) Profit Sharing Plan and, in such capacity, has voting and dispositive power over the securities held for the account of this selling stockholder.
Includes (i) 494,900 shares held directly by Ezra Green, (ii) 7,723,892 shares held by Fuse.   Ezra Green, Gelvin Stevenson and David Rector are the directors of Fuse and, in such capacity, have shared voting and dispositive power over the securities held by Fuse.

(5)	Does not include 2,229,500 shares of our common stock held by The Four Camps 2013 Trust. Renee Kesner disclaims beneficial ownership of shares held by The Four Camps 2013 Trust.
(6)
Since September 2014 William D. Lipkind, Esq. as the Trustee of The Four Camps 2013 Trust (the “Trust”) and, in such capacity, has sole voting and dispositive power over the securities held for the account of the selling stockholder over which Mr. Kesner disclaims beneficial ownership from September 2014.   Mr. Kesner is a founder and former director of the Company.  During 2014 The Four Camps 2013 Trust transferred the ownership of the shares to a variable life policy owned by the Trust, issued by US Commonwealth Life, A.I., the record and beneficial owner of the shares, over which Mr. Kesner disclaims beneficial ownership.     Beneficiaries of The Four Camps 2013 Trust include Harvey Kesner’s children.

(7)	John Stetson is the President of Stetson Capital Investments, Inc. and, in such capacity, has voting and dispositive power over the securities held for the account of this selling stockholder.

DESCRIPTION OF SECURITIES

Authorized and Outstanding Capital Stock

We have authorized 250,000,000 shares of capital stock, par value $0.0001 per share, of which 200,000,000 are shares of common stock and 50,000,000 are shares of preferred stock.

As of April 30, 2015 , we had the following issued and outstanding securities on a fully diluted basis:

●	15,144,885 shares of common stock; and
●	No shares of preferred stock

Common Stock

The holders of our common stock are entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive ratably dividends, if any, declared by our Board of Directors out of legally available funds; however, the current policy of our Board of Directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our Board of Directors and issued in the future.

Preferred Stock

Our Board of Directors will be authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our Board of Directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Indemnification of Directors and Officers

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the NRS would permit indemnification.

The Company also has director and officer indemnification agreements with each of its executive officers and directors that provide, among other things, for the indemnification to the fullest extent permitted or required by Nevada law, provided that such indemnitee shall not be entitled to indemnification in connection with any “claim” (as such term is defined in the agreement) initiated by the indemnitee against the Company or the Company’s directors or officers unless the Company joins or consents to the initiation of such claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Limitation of Liability of Directors

Our Amended and Restated Articles of Incorporation provides a limitation of liability such that no director or officer shall be personally liable to us or any of our stockholders for damages for breach of fiduciary duty as a director or officer, involving any act or omission of any such director or officer, provided there was no intentional misconduct, fraud or a knowing violation of the law, or payment of dividends in violation of NRS Section 78.300.

PLAN OF DISTRIBUTION

The selling stockholders may sell some or all of their shares at a fixed price of $0.10 per share until our shares are quoted on the OTCQB, and thereafter at prevailing market prices or privately negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	conducting business in places where business practices and customs are unfamiliar and unknown;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales entered into after the date of this Prospectus;
●	broker-dealers may agree with the selling stockholders to sell a specified number of the shares at a stipulated price per share;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any of these methods of sale; or
●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this Prospectus available to the selling stockholders for the purpose of satisfying the Prospectus delivery requirements of the Securities Act and have informed them of the need to deliver a copy of this Prospectus to each purchaser at or prior to the time of the sale.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to these broker-dealers or other financial institutions of shares offered by this Prospectus, which shares these broker-dealers or other financial institutions may resell pursuant to this Prospectus (as supplemented or amended to reflect these transactions).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In this event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the Prospectus delivery requirements of the Securities Act. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this Prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

LEGAL MATTERS

Nason, Yeager, Gerson, White & Lioce, P.A., of West Palm Beach, Florida, will pass upon the validity of the shares of our common stock to be sold in this offering.

EXPERTS

Our audited financial statements as of December 31, 2014 have been included in this Prospectus in reliance on the report of RBSM LLP, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern) appearing elsewhere herein given on the authority of said firm as experts in auditing and accounting.

Our audited financial statements as of December 31, 2013 have been included in this Prospectus in reliance on the report of Messineo & Co CPAs LLC, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern) appearing elsewhere herein given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, together with any amendments and related exhibits, under the Securities Act with respect to our shares of common stock offered by this Prospectus. The registration statement contains additional information about us and the shares of common stock that we are offering in this Prospectus.

We file annual, quarterly and current reports and other information with the SEC under the Exchange Act. Such reports and other information filed by the Company with the SEC are available free of charge on the SEC’s website.  You may also request a copy of those filings, excluding exhibits, from us at no cost. These requests should be addressed to us at: Ezra Green, Chief Executive Officer, Spiral Energy Tech., Inc., 5510 Merrick Road, Massapequa, New York 11758. The public may read and copy any materials filed by the Company with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580,Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at www.sec.gov. The contents of these websites are not incorporated into this filing by reference. Further, the Company’s references to the URLs for these websites are intended to be inactive textual references only.

REPORT OF INDEPENDENT REG ISTE RED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Spiral Energy Tech, Inc.

We have audited the accompanying balance sheet of Spiral Energy Tech, Inc. (the “Company”) as of December 31, 2014 and the related statements of operations and comprehensive income (loss), changes in shareholders' equity and cash flows for year ended December 31, 2014. These financial statements are the responsibility of the Company management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted the audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate under the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Spiral Energy Tech, Inc. as of December 31, 2014, and the results of its operations and comprehensive income and its cash flows for year ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the accompanying financial statements, the Company has suffered loss from operations and is experiencing difficulty in generating sufficient cash flows to meet its obligations and sustain its operations, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ RBSM, LLP

New York, NY
May 14, 2015

Messineo & Co., CPAs LLC 2471 N McMullen Booth Road, Suite. 302 Clearwater, FL 33759-1362 T: (518) 530-1122 F: (727) 674-0511

Report of Inde pen dent Registered Public Accounting Firm

Board of Directors and Stockholders
Spiral Energy Tech, Inc.

We have audited the accompanying balance sheet of Spiral Energy Tech, Inc. (formerly Solid Solar Energy, Inc.),   as of December 31, 2013 and the related statements of operations, stockholder's deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Spiral Energy Tech, Inc., as of December 31, 2013 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company has incurred losses since inception, has insufficient revenue to cover operating costs or develop its operating plan, has an accumulated deficit and may be unable to raise further equity. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Messineo & Co., CPAs, LLC
Clearwater, FL
March 13, 2014

Spiral Energy Tech, Inc.
Bal ance Sheets

	December 31,	December 31,
	2014	2013
		(Restated)
ASSETS
Current Assets
Cash and cash equivalents	$41,692	$35,499
Accounts receivable, net allowance for doubtful accounts of $0 and $0, respectively	1,491	639
Due from related parties	6,115	-
Investment in marketable securities	805	216,003
Prepaid expenses	4,167	-
Deferred tax	3,201	-
Total current assets	57,471	252,141

Property and equipment, net of accumulated depreciation of $4,661 and $2,873, respectively.	23,706	28,477
Intellectual property, net	3,630	-

TOTAL ASSETS	$84,807	$280,618

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable	$32,043	$29,320
Accrued expenses	7,000	5,000
Deferred tax payable	-	52,602
Total current liabilities	39,043	86,922

TOTAL LIABILITIES	39,043	86,922

Stockholders' Equity
Preferred stock: 50,000,000 authorized; $0.0001 par value
0 shares issued and outstanding	-	-
Common stock: 200,000,000 shares authorized; $0.0001 par value
15,144,885 and 12,094,885 shares issued and outstanding, respectively	1,514	1,209
Additional paid-in capital	429,442	172,788
Accumulated other comprehensive income (loss)	(6,210)	102,110
Accumulated deficit	(378,982)	(82,411)
Total Stockholders' Equity	45,764	193,696

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$84,807	$280,618

The accompanying notes are an integral part of these financial statements.

Spiral Energy Tech, Inc.
Statements of Op era tions and Comprehensive Income (Loss)

	Year Ended December 31,
	2014	2013

Revenues	$852	$639

Operating Expenses
Stock-based compensation	55,010	-
Research and development	58,320	-
Professional	138,498	79,470
General and administration	167,493	32,915
Depreciation and amortization	1,789	1,623
Total operating expenses	421,110	114,008

Net loss from operations	(420,258)	(113,369)

Other Income (Expense)
Other income	9,436	-
Gain on sale of patent	-	88,216
Gain on sale of marketable securities	114,251	1,211
Total other income (expense)	123,687	89,427

Net loss before income taxes	(296,571)	(23,942)
Provision for income tax	-	-

Net Loss	$(296,571)	$(23,942)

Other comprehensive (loss) income, net of tax	(108,320)	102,110

Total Comprehensive Income (Loss)	$(404,891)	$78,168

Basic and Diluted Loss per Common Share	$(0.02)	$(0.00)

Weighted Average Number of Common Shares Outstanding	13,073,160	11,497,294

The accompanying notes are an integral part of these financial statements.

Spiral Energy Tech, Inc.
Statements of S toc kholders' Equity
For the Years Ended December 31, 2014 and 2013

				Accumulated
			Additional	Other
	Common Stock		Paid in	Comprehensive	Accumulated
	Shares	Amount	Capital	Income (Loss)	Deficit	Total

Balance, December 31, 2012 (Restated)	10,442,455	$1,044	$71,450	$-	$(58,469)	$14,025

Debt forgiveness, related party			15,289			15,289
Stock issued for acquisition of property, April 25, 2013	1,652,430	165	86,049	-	-	86,214
Other comprehensive income				102,110	-	102,110
Net loss				-	(23,942)	(23,942)

Balance, December 31, 2013 (Restated)	12,094,885	1,209	172,788	102,110	(82,411)	193,696

Stock issued for services to related party and consultant, September 2, 2014	1,050,000	105	54,705	-	-	54,810
Stock issued for services to related party, September 8, 2014	2,000,000	200	-			200
Capital contribution			201,949			201,949
Other comprehensive loss				(108,320)	-	(108,320)
Net Loss					(296,571)	(296,571)

Balance, December 31, 2014	15,144,885	$1,514	$429,442	$(6,210)	$(378,982)	$45,764

The accompanying notes are an integral part of these financial statements.

Spiral Energy Tech, Inc.
Statements of C as h Flows

Cash Flows From Operating Activities:
Nel loss	$(296,571)	$(23,942)
Adjustments to reconcile net loss to cash used in operations:
Depreciation and amortization	1,789	1,623
Stock-based compensation	55,010	-
Expenses incurred on behalf of a parent company	(48,216)
Write-off website development costs	9,000	-
(Gain) loss on sale of patents	-	(88,216)
(Gain) loss on sale of marketable securities	(114,251)	(1,211)
Changes in operating assets and liabilities:
(Increase) decrease in operating assets:
Accounts receivable	(852)	(639)
Due from related parties	(6,115)	-
Prepaid expenses	(4,167)	-
Increase (decrease) in operating liabilities:
Accounts payable	2,723	29,320
Accrued expenses	2,000	5,000
Net Cash Used In Operating Activities	(399,650)	(78,065)

Cash Flows From Investing Activities:
Acquisition of property and equipment	(6,018)	(4,500)
Patent acquisition costs	(3,630)	-
Net Cash Used In Investing Activities	(9,648)	(4,500)

Cash Flows From Financing Activities:
Cash received from sale of patents	-	100,000
Paid finder's fees, sale of patents	-	(50,000)
Proceeds from sale of marketable securities	165,326	62,500
Proceeds from related party (contributed capital)	250,165	-
Net Cash Provided By Financing Activities	415,491	112,500

Net increase in cash and cash equivalents	6,193	29,935
Cash and cash equivalents at beginning of period	35,499	5,564

Cash and cash equivalents at end of period	$41,692	$35,499

Supplemental Cash Flow Information:
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

Non-Cash transactions:
Stock issued in acquisition of assets and patents	$-	$86,214
Debt forgiveness from related party	$-	$15,289

The accompanying notes are an integral part of these financial statements.

Spiral Energy Tech, Inc.
Notes to the A udit ed Financial Statements
December 31, 2014 and 2013
NOTE 1. NATURE OF BUSINESSS

Organization

Spiral Energy Tech, Inc. (fka Solid Solar Energy, Inc.) (the “Company”) was incorporated on January 18, 2008 in the State of Nevada as a for-profit Company. On May 16, 2013, the Company filed a certificate of amendment to its amended and restated articles of incorporation to change its name to “Spiral Energy Tech., Inc.” from Solid Solar Energy, Inc. The Company’s primary focus is developing technology and commercializing its proprietary SkyPorts drone support technology and Energy Demand Network, or “EDEN”. This technology seeks to enable long distance flight required for drone-based commerce without the need for drones to return “home” to recharge, since many drones are powered by batteries limiting their useful range. The technology under development seeks to permit a drone to operate predictably many miles outside of a “home range” limitation defined by its finite battery power, also allowing for a flight path of numerous stops (or waypoints) utilizing recharging stations along the way, which the Company calls the EDEN network of SkyPorts. The Company does not plan to build or design any drones or autonomous vehicles; rather it will seek to employ its technology with existing commercial manufacturers of non-military drones.

The Company is also engaged in developing and commercializing the XTRAX® remote monitoring system for measuring the production of solar and other renewable energy systems and for transmission of the data via the cellular and radio frequency network and potentially via microwave transmission network or satellite (the XTRAX® unit does not currently have the capacity for transmission via microwave and satellite) separately, or in conjunction with solar system installations.  On April 25, 2013, the Company purchased the patents and trademarks relating to the XTRAX® remote monitoring system from Carbon 612 Corporation and one of its creditors. On May 13, 2013, the Company entered into an agreement with Endeavor IP, Inc. (“Endeavor”), a patent assertion entity, pursuant to which the Company sold Endeavor the XTRAX® patents. As a result of the agreement, the Company obtained a personal, royalty-free, irrevocable, non-exclusive and worldwide license to develop, distribute and sell the products and services covered by the patents and to obtain a portion of the revenues generated by Endeavor’s patent enforcement activities.

The Company’s principal activities to date have been focused on design, research and development. Other than license fees from its patents sold to Endeavor, Spiral does not presently generate revenue from either its Skyports drone technology or XTRAX® remote monitoring system, although it is actively developing these technologies and planning for their commercialization.

The Company is headquartered Massapequa, New York.  The elected year end is December 31.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"), which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basis of Presentation

The Financial Statements and related disclosures have been prepared pursuant to the rules and regulations of the SEC.  The Financial Statements have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles (“GAAP”) of the United States.

Liquidity and Going Concern

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has not yet established an ongoing source of revenue sufficient to cover its operating cost and allow it to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.  If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources.  Management’s plan to obtain such resources for the Company include, obtaining capital from management and significant stockholders sufficient to meet its minimal operating expenses.  However, management cannot provide any assurance that the Company will be successful in accomplishing any of its plans.

There is no assurance that the Company will be able to obtain sufficient additional funds when needed or that such funds, if available, will be obtainable on terms satisfactory to the Company.  In addition, profitability will ultimately depend upon the level of revenues received from business operations and there is no assurance the Company will attain profitability.

The financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.  The Company has considered ASU 2014-15 in consideration of reporting requirements of the going concern financial statements.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The carrying value of those investments approximates their fair market value due to their short maturity and liquidity. Cash and cash equivalents include cash on hand and amounts on deposit with financial institutions, which amounts may at times exceed federally insured limits. The Company has not experienced any losses on such accounts and does not believe it is exposed to any significant credit risk.

Cash and cash equivalents were $41,692 and $35,499 at December 31, 2014 and 2013, respectively.

Fair Value Measurements

The Company’s balance sheet includes certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

ASC 820, “Fair Value Measurements and Disclosures,” defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

•	Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities

•
Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3 - Inputs that are both significant to the fair value measurement and unobservable.

	As of December 31, 2014 Fair Value Measuring Using
	Carrying Value	Level 1	Level 2	Level 3	Total
Investments in Marketable Securities, available for sale	$805	805	-	-	$805

Total	$805	805	-	-	$805

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2014.  The carrying values of our financial instruments, including, cash and cash equivalents, prepaid expenses, accounts payable, and accrued expenses approximate their fair value due to the short maturities of these financial instruments.

Marketable Securities

The Company’s marketable equity securities have been classified and accounted for as available-for-sale.  Management determines the appropriate classification of its investments at the time of purchase and reevaluates the designations at each balance sheet date.  The Company classifies its marketable equity securities as either short-term or long-term based on the nature of each security and its availability for use in current operations.  The Company’s marketable equity securities are carried at fair value, with the unrealized gains or losses reported as a component of shareholder’s equity.

Adjustments resulting from the change in fair value, included in accumulated other comprehensive income in shareholder’s equity, were income (loss), net of tax, of ($108,320) and $102,110 as of December 31, 2014 and 2013, respectively.

Long-Lived Assets Including Other Acquired Intangible Assets

Property and equipment is stated at cost.  Depreciation is computed by the straight-line method over estimated useful lives, which is between 3 years for computer equipment and 5-20 years for production equipment.   The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation and amortization period or the unamortized balance is warranted. Based upon its most recent analysis, the Company believes that no impairment of property and equipment existed at December 31, 2014.

Long-lived assets such as property, equipment and identifiable intangibles are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable.  When required impairment losses on assets to be held and used are recognized based on the fair value of the asset.  The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required.  If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset.  When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets.  We did not recognize any impairment losses for any periods presented.

Intellectual property is amortized on a straight-line basis over its estimated economic life of 15 years and evaluated for impairment whenever events or changes in business circumstances indicated that the carrying value of the intellectual property may not be recoverable.

Revenue Recognition

The Company recognizes revenue when it is realized or realizable and estimable in accordance with ASC 605, “Revenue Recognition.”  The Company contracts with residential households and installs the proprietary energy saving units.  Contracts include monthly contractual charges, based on historical consumption and estimated energy savings, which are invoiced monthly to be reconciled and adjusted on contractual anniversary date.  Amounts are billed in accordance with contractual agreement.

Advertising Costs

Advertising costs are expensed as incurred.  No advertising costs were incurred for the periods ending December 31, 2014 and 2013.

Research and Development Expenses

The Company follows ASC 730-10, “Research and Development,” and expenses research and development costs when incurred.  Accordingly, third-party research and development costs incurred, include designing, prototyping and testing of product, are expensed when the contracted work has been performed or milesone results have been achieved. Indirect costs related to research and developments are allocated based on percentage usage to the research and development. The Company incurred research and development expenses of $58,320 and $0 for the years ended December 31, 2014 and 2013, respectively.

Related Parties

The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions.

Stock-Based Compensation Expenses

ASC 718, “Compensation – Stock Compensation,” prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired.  Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights.  Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, “Equity – Based Payments to Non-Employees.”  Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable:  (a) the goods or services received; or (b) the equity instruments issued.  The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

Share-based expense totaled $55,010 and $0 for the periods ending December 31, 2014 and 2013, respectively.

Deferred Income Taxes and Valuation Allowance

The Company accounts for income taxes under ASC 740 “Income Taxes.”  Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax basis.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Deferred tax assets totaled $3,201 as of December 31, 2014 and a deferred tax liability totaled $52,602 as of December 31, 2013.

Earnings per Share

The Company computes basic and diluted earnings per share amounts in accordance with ASC Topic 260, “Earnings per Share.” Basic earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company.

As of December 31, 2014 and 2013, the Company had no dilutive potential common shares.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. The Company is required to record all components of comprehensive income (loss) in the financial statements in the period in which they are recognized. Net income (loss) and other comprehensive income (loss), net of their related tax effect, arrived at a comprehensive income (loss).  Other comprehensive income (loss) was ($108,320) and $102,110, for the year ended December 31, 2014 and 2013, respectively.

Restricted Stock

The Company issues restricted stock to consultants for various services. Cost for these transactions are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is measurable more reliably measurable. The value of the common stock is measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty's performance is complete.

Recently Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update ("ASU") No. 2014-10 "Development Stage Entities" (Topic 915). The objective of the ASU is to improve financial reporting by reducing the cost and complexity of associated with the incremental reporting requirements for development stage entities. The ASU removes all incremental financial reporting requirements from U.S. GAAP for development stage entities, including the inception-to-date information and certain other disclosures. The ASU also eliminates an exception provided to development stage entities in Topic 810 "Consolidation" for determining whether an entity is a variable interest entity on the basis of amount of investment equity at risk. For public business entities, those amendments are effective for annual reporting periods beginning after December 15, 2014, and interim periods therein. Earlier adoption is permitted for any annual or interim period for which consolidated financial statements have not yet been issued. Accordingly, the Company has elected to adopt these changes.

In June 2014, the FASB issued ASU No. 2014-12 "Compensation – Stock Compensation" (Topic 718). The ASU provides guidance for accounting for share-based payments when the terms of an award provide that a performance target could be achieved after the requisite service period. That is the case when an employee is eligible to retire or otherwise terminate employment before the end of the period in which a performance target could be achieved and still be eligible to vest in the award if and when the performance target is achieved. The amendment requires a performance target that affects vesting and that could be achieved after requisite service period be treated as a performance condition. Compensation cost should be recognized in the period in which it becomes probable that such performance condition would be achieved and should represent the compensation cost attributable to the periods for which the requisite service has already been rendered. Those amendments are effective for annual reporting periods beginning after December 15, 2015, and interim periods therein. The Company is currently evaluating the potential impact that adoption may have on its financial statements.

In August 2014, the FASB issued ASU No. 2014-15 "Presentation of Financial Statements – Going Concern (Subtopic 205-40)." The ASU provides guidance on determining when and how to disclose going-concern uncertainties in the consolidated financial statements. The standard requires management to perform interim and annual assessments of an entity's ability to continue as a going concern within one year of the date the consolidated financial statements are issued. An entity must provide certain disclosures if "conditions or events raise substantial doubt about the entity's ability to continue as a going concern." The ASU applies to all entities and is effective for annual periods ending after December 15, 2016.  Management is currently evaluating the potential impact that adoption may have on its financial statements and footnote disclosures.

NOTE 3. MARKETABLE SECURITIS

The following table shows the Company’s available-for-sale security, received from Endeavor IP, Inc. (“ENIP”) (see Note 8) as of December 31, 2014:

	Cost	Unrealized Gains	Unrealized Losses	Fair Value
ENIP – 50,000 common shares	$10,215	$-	$9,410	$805

The following table shows the Company’s available-for-sale security, received from ENIP as of December 31, 2013:

	Cost	Unrealized Gains	Unrealized Losses	Fair Value
ENIP – 300,004 common shares	$61,291	$154,712	$-	$216,003

NOTE 4. PROPERTY AND EQUIPMENT

Property consists of equipment purchased for the production of revenues.  As of December 31, 2014 and 2013:

	December 31, 2014	December 31, 2013	Estimated Service Lives in Years
Production equipment	$25,900	$25,900	5-20
Office and computer	2,467	950	3
Website under construction	-	4,500	-
Total property and equipment	28,367	31,350
Less accumulated depreciation	4,661	2,873
Property and equipment, net	$23,706	$28,477

Assets are depreciated over there useful lives when placed in service.  Depreciation expense was $1,789 and $1,623 for the year ending December 31, 2014 and 2013, respectively. Pursuant to ASC 350, we expensed all costs of website development ($9,000) during the year ended December 31, 2014.

NOTE 5. INCOME TAXES

The Company provides for income taxes under ASC 740, “Income Taxes.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax basis of assets and liabilities and the tax rates in effect when these differences are expected to reverse.

As of December 31, 2013, the Company has a deferred tax asset, resulting from benefits of net operating loss carry forward generated from inception, which expire in varying amounts between 2031 and 2034.  Management believes it is more likely than not that the deferred tax assets will not be realized. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize deferred tax assets through future operations.

The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 34% to the net income (loss) before provision for income taxes. The components of the income tax provision (benefit) for each of the periods presented below are as follows:

	Years Ended December 31,
	2014	2013
Current tax benefit	$(100,800)	$(8,100)
Valuation allowance	100,800	8,100
Total tax expense	$-	$-

Deferred tax asset:

	As of December 31,
	2014	2013
Balance forward	$28,000	$19,900
Change in deferred tax asset	100,800	8,100
Total deferred tax asset	128,800	28,000
Valuation allowance	(128,800)	(28,000)
Total tax expense	$-	$-

As of December 31, 2014 and December 31, 2013 the Company had a deferred tax asset of $3,201 and deferred tax liability of $52,602, respectively, attributable to the valuations (unrealized) of the marketable securities available for sale.

NOTE 6. EQUITY TRANSACTIONS

Preferred Stock

The authorized preferred stock of the Company consists of 50,000,000 shares with a par value of $0.0001. There was no preferred stock issued and outstanding as of December 31, 2014 and December 31, 2013.

Common Stock

The authorized common stock of the Company consists of 200,000,000 shares with a par value of $0.0001. There were 15,144,885 and 12,094,885 common shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively.

Since January 1, 2013, the Company has issued common stock as follows:

•	On April 25, 2013, the Company issued 1,652,430 shares of common stock at approximately $0.0522 per share, for the purchase of patents and other assets, for a total fair market value of $86,214.

•	On September 2, 2014, the Company issued 1,000,000 shares of common stock at approximately $0.0522 per share, to an officer and director of the company for compensation valued at $52,200.

•	On September 2, 2014, the Company issued 50,000 shares of common stock at approximately $0.0522 per share, to a vendor for services valued at $2,610.

•	On September 8, 2014, the Company issued 2,000,000 shares of common stock at approximately $0.0001 per share, to a former officer for services valued at $200.

•	On October 1, 2014, a former officer, surrendered 99,988,153 shares of common stock as part of a termination agreement.

Warrants and Options

There are no warrants or options outstanding to acquire any additional shares of common stock of the Company.

NOTE 7. ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The following table details the changes in accumulated other comprehensive income (loss) (“AOCI”) for the years ended December 31, 2014 and 2013:

Accumulated Other Comprehensive Income (Loss)
Balance at January 1, 2013	$-
Other comprehensive income on available-for-sale securities, net of tax	102,110
Balance at December 31, 2013	102,110
Other comprehensive loss on available-for-sale securities, net of tax	(108,320)
Balance at December 31, 2014	$(6,210)

The following table illustrates the disclosure of the tax effects allocated to each component of other comprehensive income, for the period ended December 31, 2014:

	Before-Tax Amount	Tax Benefit	Net-of-Tax Amount
Unrealized loss on available-for-sale securities	$(9,410)	$3,200	$(6,210)

The following table illustrates the disclosure of the tax effects allocated to each component of other comprehensive income, for the period ended December 31, 2013:

	Before-Tax Amount	Tax Expense	Net-of-Tax Amount
Unrealized income on available-for-sale securities	$154,712	$(52,602)	$102,110

NOTE 8. NONMONETARY TRANSACTIONS

Purchase of Assets and Intellectual Property

On April 25, 2013, the Company entered into an Intellectual Property Purchase Agreement, whereby it acquired certain assets and patents from Ragonap, Inc. (“Ragonap”) and Carbon 612 Corporation (“Carbon”), in exchange for 1,652,430 shares of the Company’s common stock. The Company issued a total of 1,652,430 shares of common stock, having a fair value of $86,214 (the fair market value of the shares exchanged), 1,404,565 common shares were issued to Ragonap and 247,865 common shares were issued to Carbon 612, a company controlled by our Chief Executive Officer.  The patents are subject to a 10% royalty on revenues with a cap of $250,000.

Assets acquired were valued on April 25, 2013, as follows:

Patents and trademarks, as a group	$84,364
Production equipment	900
Office equipment	950
Total	$86,214

The Company had purchased the patent from Carbon 612 Corporation for the purposes of using the patented technology in its own installations and operations.  As the license is irrevocable, it shall be able to continue to develop the XTRAX® system if the patents are transferred or sold to a third party.    However, the patent describes methods that are believed to be used by numerous larger and substantially better capitalized companies in their solar and other installations.  The company has no expertise in patent enforcement, which could take many years and cost hundreds of thousands of dollars.  The Company sold the right to enforce the patent to ENIP, a company that is involved in the enforcement of patents, after review with management and outside counsel that the intellectual property rights and the devices were used by third parties.  Experts and enforcement/litigation counsel reviewed the patents and concluded that several entities potentially infringe the patent.  ENIP presently has brought actions against two major utilities (Con Edison Solutions, Inc. and Tucson Electric Power Company) and during May 2014 granted one license under which we are entitled to receive 20% of the net proceeds (after payment of legal fees and expenses), or approximately $30,000.

Sale of Intellectual Property

On May 13, 2013, the Company finalized and closed a Patent Purchase Agreement (the "Agreement") with Endeavor IP, Inc. ("Endeavor"), a Nevada company.  Pursuant to the terms of the Agreement, the Company sold to Endeavor all of the Company's rights, title, and interest in and to certain patents, including without limitation, all extensions, continuations, provisions, derivatives and related applications thereof.  On the same day, Endeavor granted the Company a royalty-free, irrevocable, non-exclusive and world-wide license, without the right to sub-license.    In exchange for the Patents, Endeavor paid the Company $100,000 and 666,666 shares of its post-split common stock (“ENIP”). Under the terms of a Proceeds Interest Agreement, Endeavor agrees to pay twenty percent (20%) of the net proceeds from any enforcement activities or sale transaction related to the patents.  Due to the amount of cash received the sale of intellectual property to Endeavor IP is considered a monetary transaction.

Gain on sale of intellectual property was $88,216.  Costs of sale include cash paid for commissions and finders’ fees incurred in the amount of $50,000 at December 31, 2013 and 10% of the value of ENIP common shares totaling $13,620. The Company has paid Ragonap royalty fees consisting of cash and securities.  These royalty payments consist of: (i) $10,000 cash and 66,668 shares of Endeavor common stock, valued at $0.75 per share on the date of issue, received in connection with the May 2013 Patent Agreements with Endeavor and (ii) 10% of the license fee payments paid to the Company by Endeavor in connection with the settlement of 2 lawsuits, the terms of which are confidential.

NOTE 9. COMMITMENTS AND CONTINGENCIES

Legal Matters

From time to time the Company may become a party to litigation matters involving claims against the Company.  Management believes that there are no current matters that would have a material effect on the Company’s financial position or results of operations.

NOTE 10. RELATED PARTY CONSIDERATIONS

Some of the officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities that become available. They may face a conflict in selecting between the Company and other business interests. The Company has not formulated a policy for the resolution of such conflicts.

The Company does not have employment contracts with its key employees, including the officers of the Company.

In April 2010 we issued Paradox Capital Partners, LLC 4,600,000 shares of common stock at a purchase price of $0.0011 per share.  Harvey Kesner, the sole member and manager of Paradox Capital Partners, LLC, is a founder and a former director.  Also in April 2010 we issued Mrs. Kesner 45,455 shares at a purchase price of $0.0022 per share.  The Company was organized in 2008 by Mr. Kesner and his son.   Paradox Capital Partners sold 50,000 shares to an unrelated third party in a privately negotiated transaction in 2013 at a purchase price of $0.001 per share and sold the remaining 4,550,000 shares to The Four Camps 2013 Trust in June 2014 for a purchase price of $0.0011 per share.  Beneficiaries of The Four Camps 2013 Trust include Mr. Kesner’s children.  Mr. Kesner and his wife disclaim beneficial ownership of such shares.

In September 2014 and April 2010, we issued Mr. Green 1,000,000 and 10,000 shares of common stock at a purchase price of $0.0522 and $0.05 per share, respectively.

On July 3, 2011, we issued 1,000 shares of common stock to Mr. Uribe, our former sole officer and director, at a purchase price of $0.05 per share.  Mr. Uribe resigned from all positions with us on December 27, 2011.

Equity Stock Transfer has provided transfer agent services to the Company since May 2012.  As of December 31, 2014, the Company has paid Equity Stock Transfer $12,922.  Mr. Bhansali is a control person of Equity Stock Transfer and Harvey and Renee Kesner are former control persons.

During the year ended December 31, 2014 and the year ended December 31, 2013, our Chief Executive Officer, who is also a director, received cash and stock-based compensation in the amount of $129,700 and $32,750, respectively.  In April 2013, we issued 247,865 common shares to Carbon 612 Corporation, a company controlled by our Chief Executive Officer, in connection with the purchase of certain assets from Carbon 612.  Additionally, a note payable and related accrued interest in the amount of $15,289 to an “other” related party was forgiven in the year ended 2012.

We paid Paradox Capital Partners LLC an aggregate of $23,100 in 2013 as compensation for services provided, which included consulting on business strategy and capital structure and introductions to industry contacts.   On October 21, 2013, we sold Paradox 299,994 shares of restricted common stock of Endeavor for an aggregate purchase price of $62,500, or $0.21 per share, which we used for working capital.  The sale of the restricted shares to Paradox Capital Partners LLC reflected a negotiated discount from market for shares that were not presently eligible for resale in the open market by the Company pursuant to Rule 144.  At the time of the sale, Paradox Capital Partners LLC was the only known viable prospective source of capital to the Company, the shares were not freely transferable, were legended and were unable to be sold by the Company or Paradox Capital Partners, LLC in the open market.

During July 2014, we paid Paradox Capital Partners LLC $1,048 for a 10% commission on royalty revenues of $10,485, we received from Endeavor in June 2014.

On September 8, 2014, the Company issued 2,000,000 shares of common stock at $0.0001 per share, to a former officer, Mr. Bhansali, for services valued at $200. On October 1, 2014, 99,988,153 shares previously issued to our former Officer, Mr. Bhansali, were surrendered as part of a termination agreement, which paid Mr. Bhansali $30,000 and 10,000 shares of common stock of Fuse Science, Inc. valued at $3,300.

NOTE 11. RESTATEMENT

Subsequent to the filing on February 11, 2015, of the Form S-1/A, the Company noticed errors in accounting for 99,988,153 shares of common stock (the “Shares”) issued in 2012 and subsequent cancelation of these shares. Management determined that these shares were issued in error as the arrangement contained contingency and vesting only upon achievement of certain financial performance. As of December 31, 2012, the Company had recorded unearned compensation of $5,216,773, or approximately $0.052 per share relating to these 99,988,153 shares of common stock. The effects of the adjustments on the Company’s previously issued financial statements for the years ended December 31, 2012, and 2013 and for the nine months ended September 30, 2014 are summarized as follows:

December 31, 2013	Originally Reported	Adjustments	Restated

Stockholders' Equity
Preferred stock: 50,000,000 authorized; $0.0001 par value
0 shares issued and outstanding	$-		$-
Common stock: 200,000,000 authorized; $0.0001 par value
112,083,038 and 12,094,885 (restated) shares issued and outstanding	11,208	(9,999)	1,209
Additional paid in capital	5,379,562	(5,206,774)	172,788
Unearned compensation	(5,216,773)	5,216,773	-
Accumulated other comprehensive income	102,110		102,110
Accumulated deficit	(82,411)		(82,411)
Total Stockholders' Equity	$193,696		$193,696

Earnings Per Share
Net loss	$(23,942)		$(23,942)
Basic and dilutive loss per share	$(0.00)		$(0.00)
Weighted average number of shares outstanding	111,485,447	(99,988,153)	11,497,294

December 31, 2012	Originally Reported	Adjustments	Restated

Stockholders' Equity
Preferred stock: 50,000,000 authorized; $0.0001 par value
0 shares issued and outstanding	$-		$-
Common stock: 200,000,000 authorized; $0.0001 par value
110,430,608 and 10,442,455 (restated) shares issued and outstanding	11,043	(9,999)	1,044
Additional paid in capital	5,278,224	(5,206,774)	71,450
Unearned compensation	(5,216,773)	5,216,773	-
Accumulated deficit	(58,469)		(58,469)
Total Stockholders' Equity	$14,025		$14,025

Earnings Per Share
Net loss	$(58,086)		$(58,086)
Basic and dilutive loss per share	$(0.00)	(0.01)	$(0.01)
Weighted average number of shares outstanding	56,377,088	(46,557,953)	9,819,135

September 30, 2014	Originally Reported		Adjustments	Restated

Stockholders' Equity
Preferred stock: 50,000,000 authorized; $0.0001 par value
0 shares issued and outstanding	$-			$-
Common stock: 200,000,000 authorized; $0.0001 par value
113,133,038 and 15,144,855 (restated) shares issued and outstanding	11,313	(a)	(9,799)	1,514
Additional paid in capital	5,434,267	(a)	(5,206,774)	227,493
Accumulated other comprehensive income	(5,999)		-	(5,999)
Accumulated deficit	(5,355,108)		5,216,573	(138,535)
Total Stockholders' Equity	$84,473			$84,473

Statement of Operations and Comprehensive Loss
For the Nine Months Ended September 30, 2014
Revenues	$10,075	(b)	$(9,436)	$639

Operating Expenses
Stock-based compensation	5,271,583	(a)	(5,216,573)	55,010
Professional	29,052			29,052
General and administration	95,078			95,078
Depreciation and amortization	1,310			1,310
Total operating expenses	5,397,023			180,450

Net loss from operations	(5,386,948)			(179,811)

Other Income (Expense)
Interest income (expense)
Other income	-	(b)	9,436	9,436
Gain on sale of marketable securities	114,251			114,251
Total other income (expense)	114,251			123,687

Net loss	$(5,272,697)			(56,124)

Other comprehensive loss, net of tax	(108,109)			(108,109)

Total Comprehensive Loss	$(5,380,806)			(164,233)

Earnings Per Share
Net loss	$(5,272,697)		5,216,573	$(56,124)
Basic and dilutive loss per share	$(0.05)		0.05	$(0.00)
Weighted average number of shares outstanding	112,194,968		(99,925,553)	12,269,415

Statement of Cash Flows
Cash Flows From Operating Activities:
Net loss	$(5,272,697)		5,216,573	$(56,124)
Adjustments to reconcile net loss to cash used in operations:
Depreciation and amortization	1,310			1,310
Stock-based compensation	54,810	(a)	200	55,010
Stock-based compensation, vested	5,216,773	(a)	(5,216,773)	-
Gain on sale of marketable securities	(114,251)			(114,251)
Changes in operating assets and liabilities:
Accounts receivable	(639)			(639)
Accounts payable	8,062			8,062
Accrued expenses	(3,500)			(3,500)
Net Cash Used In Operating Activities	$(110,132)			$(110,132)

Adjustments:

(a)
Adjustment for 99,988,153 shares of common stock previously recorded as issued to Mr. Bhansali, during 2012, less 2,000,000 previously unrecorded new shares of common stock issued to Mr. Bhansali, for stock-based compensation of $200, on September 8, 2014.

(b)	Adjustment to reclass royalty income from revenues to other income.

NOTE 12. SUBSEQUENT EVENTS

Management has evaluated subsequent events through the date the financial statements were issued and determined there are no additional items to disclose.

Spiral Energy Tech, Inc.
Condensed Ba lan ce Sheets

	March 31,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$37,915	$41,692
Accounts receivable, net allowance for doubtful accounts of $0 and $0, respectively	1,704	1,491
Due from related parties	7,010	6,115
Investment in marketable securities	45	805
Prepaid expenses	1,617	4,167
Deferred tax	3,459	3,201
Total current assets	51,750	57,471

Property and equipment, net of accumulated depreciation of $5,267 and $4,661, respectively.	24,624	23,706
Intellectual property, net	3,630	3,630

TOTAL ASSETS	$80,004	$84,807

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable	$19,648	$32,043
Accrued expenses	-	7,000
Total Current Liabilities	19,648	39,043

TOTAL LIABILITIES	19,648	39,043

Stockholders' Equity
Preferred stock: 50,000,000 authorized; $0.0001 par value 0 shares issued and outstanding	-	-
Common stock: 200,000,000 shares authorized; $0.0001 par value 15,144,885 shares issued and outstanding, respectively	1,514	1,514
Additional paid-in capital	508,344	429,442
Accumulated other comprehensive loss	(6,712)	(6,210)
Accumulated deficit	(442,790)	(378,982)
Total Stockholders' Equity	60,356	45,764

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$80,004	$84,807

The accompanying notes are an integral part of these unaudited condensed financial statements.

Spiral Energy Tech, Inc.
Condensed Statements of O per ations and Comprehensive Loss
(Unaudited)

	Three Months Ended March 31,
	2015	2014

Revenues	$213	$213

Operating Expenses
Professional	39,367	9,755
General and administration	24,048	77,840
Depreciation and amortization	606	436
Total operating expenses	64,021	88,031

Net loss from operations	(63,808)	(87,818)

Other Income
Gain on sale of marketable securities	-	114,251
Total other income	-	114,251

Net (loss) Income before income taxes	(63,808)	26,433
Provision for income tax	-	-

Net (loss) Income	$(63,808)	$26,433

Other comprehensive loss, net of tax	(502)	(105,849)

Total Comprehensive Loss	$(64,310)	$(79,416)

Basic and Diluted (Loss) Income per Common Share	$(0.00)	$0.00

Weighted Average Number of Common Shares Outstanding	15,144,885	12,094,885

The accompanying notes are an integral part of these unaudited condensed financial statements.

Spiral Energy Tech, Inc.
Condensed Stat em ents of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2015	2014

Cash Flows From Operating Activities:
Net (loss) income	$(63,808)	$26,433
Adjustments to reconcile net (loss) income to cash used in operations:
Depreciation and amortization	606	436
Expenses incurred on behalf of a parent company	(235,168)	-
Gain on sale of marketable securities	-	(114,251)
Changes in operating assets and liabilities:
(Increase) decrease in operating assets:
Accounts receivable	(213)	(213)
Due from related parties	(895)	-
Prepaid expenses	2,550	-
Increase (decrease) in operating liabilities:
Accounts payable	(12,395)	38,200
Accrued expenses	(7,000)	(3,500)
Net Cash Used In Operating Activities	(316,323)	(52,895)

Cash Flows From Investing Activities:
Acquisition of property and equipment	(1,524)	(4,500)
Net Cash Used In Investing Activities	(1,524)	(4,500)

Cash Flows From Financing Activities:
Proceeds from sale of marketable securities	-	165,326
Proceeds from related party (contributed capital)	314,070	-
Net Cash Provided By Financing Activities	314,070	165,326

Net (decrease) increase in cash and cash equivalents	(3,777)	107,931
Cash and cash equivalents at beginning of period	41,692	35,499

Cash and cash equivalents at end of period	$37,915	$143,430

Supplemental Cash Flow Information:
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

The accompanying notes are an integral part of these unaudited condensed financial statements.

Spiral Energy Tech, Inc.
Notes to the Co nden sed Financial Statements
March 31, 2015
(Unaudited)

NOTE 1. NATURE OF BUSINESSS

Organization

Spiral Energy Tech, Inc. (fka Solid Solar Energy, Inc.) (the “Company”) was incorporated on January 18, 2008 in the State of Nevada as a for-profit Company. On May 16, 2013, the Company filed a certificate of amendment to its amended and restated articles of incorporation to change its name to “Spiral Energy Tech., Inc.” from Solid Solar Energy, Inc. The Company’s primary focus is developing technology and commercializing its proprietary SkyPorts drone support technology and Energy Demand Network, or “EDEN”. This technology seeks to enable long distance flight required for drone-based commerce without the need for drones to return “home” to recharge, since many drones are powered by batteries limiting their useful range. The technology under development seeks to permit a drone to operate predictably many miles outside of a “home range” limitation defined by its finite battery power, also allowing for a flight path of numerous stops (or waypoints) utilizing recharging stations along the way, which the Company calls the EDEN network of SkyPorts. The Company does not plan to build or design any drones or autonomous vehicles; rather it will seek to employ its technology with existing commercial manufacturers of non-military drones.

The Company is also engaged in developing and commercializing the XTRAX® remote monitoring system for measuring the production of solar and other renewable energy systems and for transmission of the data via the cellular and radio frequency network and potentially via microwave transmission network or satellite (the XTRAX® unit does not currently have the capacity for transmission via microwave and satellite) separately, or in conjunction with solar system installations.  On April 25, 2013, the Company purchased the patents and trademarks relating to the XTRAX® remote monitoring system from Carbon 612 Corporation and one of its creditors. On May 13, 2013, the Company entered into an agreement with Endeavor IP, Inc. (“Endeavor”), a patent assertion entity, pursuant to which the Company sold Endeavor the XTRAX® patents. As a result of the agreement, the Company obtained a personal, royalty-free, irrevocable, non-exclusive and worldwide license to develop, distribute and sell the products and services covered by the patents and to obtain a portion of the revenues generated by Endeavor’s patent enforcement activities.

The Company’s principal activities to date have been focused on design, research and development. Other than license fees from its patents sold to Endeavor, Spiral does not presently generate revenue from either its Skyports drone technology or XTRAX® remote monitoring system, although it is actively developing these technologies and planning for their commercialization.

The Company is headquartered Massapequa, New York.  The elected year end is December 31.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

Unaudited Interim Financial Statements

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America for interim financial information and with the instructions to Regulation S-X.  Accordingly, the financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, all adjustments consisting of normal recurring entries necessary for a fair statement of the periods presented for: (a) the financial position; (b) the result of operations; and (c) cash flows, have been made in order to make the financial statements presented not misleading.  The results of operations for such interim periods are not necessarily indicative of operations for a full year.

Use of Estimates

The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"), which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basis of Presentation

The Financial Statements and related disclosures have been prepared pursuant to the rules and regulations of the SEC.  The Financial Statements have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles (“GAAP”) of the United States.

Liquidity and Going Concern

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has not yet established an ongoing source of revenue sufficient to cover its operating cost and allow it to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.  If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources.  Management’s plan to obtain such resources for the Company include, obtaining capital from management and significant stockholders sufficient to meet its minimal operating expenses.  However, management cannot provide any assurance that the Company will be successful in accomplishing any of its plans.

There is no assurance that the Company will be able to obtain sufficient additional funds when needed or that such funds, if available, will be obtainable on terms satisfactory to the Company.  In addition, profitability will ultimately depend upon the level of revenues received from business operations and there is no assurance the Company will attain profitability.

The financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.  The Company has considered ASU 2014-15 in consideration of reporting requirements of the going concern financial statements.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The carrying value of those investments approximates their fair market value due to their short maturity and liquidity. Cash and cash equivalents include cash on hand and amounts on deposit with financial institutions, which amounts may at times exceed federally insured limits. The Company has not experienced any losses on such accounts and does not believe it is exposed to any significant credit risk.

Cash and cash equivalents were $37,915 and $41,692 at March 31, 2015 and December 31, 2014, respectively.

Fair Value Measurements

The Company’s balance sheet includes certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

ASC 820, “Fair Value Measurements and Disclosures,” defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

•	Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities

•
Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3 - Inputs that are both significant to the fair value measurement and unobservable.

	As of March 31, 2015 Fair Value Measuring Using
	Carrying Value	Level 1	Level 2	Level 3	Total
Investments in Marketable Securities, available for sale	$45	45	-	-	$45

Total	$45	45	-	-	$45

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of March 31, 2015. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments.

Marketable Securities

The Company’s marketable equity securities have been classified and accounted for as available-for-sale.  Management determines the appropriate classification of its investments at the time of purchase and reevaluates the designations at each balance sheet date.  The Company classifies its marketable equity securities as either short-term or long-term based on the nature of each security and its availability for use in current operations.  The Company’s marketable equity securities are carried at fair value, with the unrealized gains or losses reported as a component of shareholder’s equity.

Adjustments resulting from the change in fair value, included in accumulated other comprehensive income in shareholder’s equity, were loss, net of tax, of $502 and $105,849 as of March 31, 2015 and 2014, respectively.

Long-Lived Assets Including Other Acquired Intangible Assets

Property and equipment is stated at cost.  Depreciation is computed by the straight-line method over estimated useful lives, which is between 3 years for computer equipment and 5-20 years for production equipment.   The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation and amortization period or the unamortized balance is warranted. Based upon its most recent analysis, the Company believes that no impairment of property and equipment existed at March 31, 2015.

Long-lived assets such as property, equipment and identifiable intangibles are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable.  When required impairment losses on assets to be held and used are recognized based on the fair value of the asset.  The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required.  If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset.  When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets.  We did not recognize any impairment losses for any periods presented.

Revenue Recognition

The Company recognizes revenue when it is realized or realizable and estimable in accordance with ASC 605, “Revenue Recognition”.   The Company contracts with residential households and installs the proprietary energy saving units.  Contracts include monthly contractual charges, based on historical consumption and estimated energy savings, which are invoiced monthly to be reconciled and adjusted on contractual anniversary date.  Amounts are billed in accordance with contractual agreement.

Advertising Costs

Advertising costs are expensed as incurred.  No advertising costs were incurred for the periods ending March 31, 2015 and 2014.

Research and Development Expenses

The Company follows ASC 730-10, “Research and Development,” and expenses research and development costs when incurred.  Accordingly, third-party research and development costs incurred, include designing, prototyping and testing of product, are expensed when the contracted work has been performed or milesone results have been achieved. Indirect costs related to research and developments are allocated based on percentage usage to the research and development. No research and development costs were incurred for the periods ending March 31, 2015 and 2014.

Related Parties

The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions.

Stock-Based Compensation Expenses

ASC 718, “Compensation – Stock Compensation,” prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired.  Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights.  Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, “Equity – Based Payments to Non-Employees.”  Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable:  (a) the goods or services received; or (b) the equity instruments issued.  The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

Share-based expense totaled $0 for the periods ending March 31, 2015 and 2014, respectively.

Deferred Income Taxes and Valuation Allowance

The Company accounts for income taxes under ASC 740 “Income Taxes.”  Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax basis.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Deferred tax assets totaled $3,459 and $3,201 as of March 31, 2015 and December 31, 2014, respectively.

Earnings per Share

The Company computes basic and diluted earnings per share amounts in accordance with ASC Topic 260, “Earnings per Share.” Basic earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company.

As of March 31, 2015 and 2014, the Company had no dilutive potential common shares.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. The Company is required to record all components of comprehensive income (loss) in the financial statements in the period in which they are recognized. Net income (loss) and other comprehensive income (loss), net of their related tax effect, arrived at a comprehensive income (loss).  Other comprehensive loss was $502 and $105,849 for the periods ended March 31, 2015 and 2014, respectively.

Restricted Stock

The Company issues restricted stock to consultants for various services. Cost for these transactions are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is measurable more reliably measurable. The value of the common stock is measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty's performance is complete.

Recently Accounting Pronouncements

We have reviewed the FASB issued Accounting Standards Update (“ASU”) accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. The Company has carefully considered the new pronouncements that alter previous generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on the corporation’s reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

NOTE 3. MARKETABLE SECURITIS

The following table shows the Company’s available-for-sale security, received from Endeavor IP, Inc. (“ENIP”) as of March 31, 2015:

	Cost	Unrealized Gains	Unrealized Losses	Fair Value
ENIP – 50,000 common shares	$10,215	$-	$10,170	$45

NOTE 4. PROPERTY AND EQUIPMENT

Property consists of equipment purchased for the production of revenues.  As of March 31, 2015 and December 31, 2014:

	March 31, 2015	December 31, 2014	Estimated Service Lives in Years
Production equipment	$27,424	$25,900	5-20
Office and computer	2,467	2,467	3
Website under construction	-	-	-
Total property and equipment	29,891	28,367
Less accumulated depreciation	5,267	4,661
Property and equipment, net	$24,624	$23,706

Assets are depreciated over there useful lives when placed in service.  Depreciation expense was $606 and $436 for the periods ending March 31, 2015 and 2014, respectively.

NOTE 5. INCOME TAXES

The Company provides for income taxes under ASC 740, “Income Taxes.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax basis of assets and liabilities and the tax rates in effect when these differences are expected to reverse.

As of December 31, 2014, the Company has a deferred tax asset, resulting from benefits of net operating loss carry forward generated from inception, which expire in varying amounts between 2031 and 2034.  Management believes it is more likely than not that the deferred tax assets will not be realized. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize deferred tax assets through future operations.

The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 34% to the net income (loss) before provision for income taxes. As of March 31, 2015 there was approximately $18,300 in deferred tax assets, which were off-set by an equal valuation allowance.

The Company has not taken positions contrary to the Internal Revenue Code, however, the tax years of 2011 through 2014 remain subject to audit by the Internal Revenue Service.

As of March 31, 2015 and December 31, 2014 the Company had a deferred tax asset of $3,459 and $3,201, respectively, attributable to the valuations (unrealized) of the marketable securities available for sale.

NOTE 6. EQUITY TRANSACTIONS

Preferred Stock

The authorized preferred stock of the Company consists of 50,000,000 shares with a par value of $0.0001. There was no preferred stock issued and outstanding as of March 31, 2015 and December 31, 2014.

Common Stock

The authorized common stock of the Company consists of 200,000,000 shares with a par value of $0.0001. There were 15,144,885 common shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively.

There were no issuances of shares of Common Stock during the period ended March 31, 2015.

Warrants and Options

There are no warrants or options outstanding to acquire any additional shares of common stock of the Company.

NOTE 7. ACCUMULATED OTHER COMPREHENSIVE INCOME

The following table details the changes in accumulated other comprehensive income (“AOCI”) for the period ended March 31, 2015:

Accumulated Other Comprehensive Loss
Balance at December 31, 2014	$(6,210)
Other comprehensive loss on available-for-sale securities, net of tax	(502)
Balance at March 31, 2015	$(6,712)

The following table illustrates the disclosure of the tax effects allocated to each component of other comprehensive income, for the period ended March 31, 2015:

	Before-Tax Amount	Tax Benefit	Net-of-Tax Amount
Unrealized loss on available-for-sale securities	$(10,170)	$3,458	$(6,712)

NOTE 8. COMMITMENTS AND CONTINGENCIES

Legal Matters

From time to time the Company may become a party to litigation matters involving claims against the Company.  Management believes that there are no current matters that would have a material effect on the Company’s financial position or results of operations.

NOTE 9. RELATED PARTY CONSIDERATIONS

Some of the officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities that become available. They may face a conflict in selecting between the Company and other business interests. The Company has not formulated a policy for the resolution of such conflicts.

The Company does not have employment contracts with its key employees, including the officers of the Company.

In September 2014, we issued Mr. Green 1,000,000 and 10,000 shares of common stock at a purchase price of $0.0522 and $0.05 per share, respectively.

Equity Stock Transfer has provided transfer agent services to the Company since May 2012.  As of March 31, 2015, the Company has paid Equity Stock Transfer $13,422.   Harvey and Renee Kesner are former control persons.

During the period ended March 31, 2015 and the year ended December 31, 2014, our Chief Executive Officer, who is also a director, received cash and stock-based compensation in the amount of $0 and $187,290, respectively.  We issued 247,865 common shares to Carbon 612 Corporation, a company controlled by our Chief Executive Officer, in connection with the purchase of certain assets from Carbon 612.  Additionally, a note payable and related accrued interest in the amount of $15,289 to an “other” related party was forgiven.

We paid Paradox Capital Partners LLC an aggregate of $23,100 in 2013 as compensation for services provided, which included consulting on business strategy and capital structure and introductions to industry contacts.   On October 21, 2013, we sold Paradox 299,994 shares of restricted common stock of Endeavor for an aggregate purchase price of $62,500, or $0.21 per share, which we used for working capital.  The sale of the restricted shares to Paradox Capital Partners LLC reflected a negotiated discount from market for shares that were not presently eligible for resale in the open market by the Company pursuant to Rule 144.  At the time of the sale, Paradox Capital Partners LLC was the only known viable prospective source of capital to the Company, the shares were not freely transferable, were legended and were unable to be sold by the Company or Paradox Capital Partners, LLC in the open market.

During July 2014, we paid Paradox Capital Partners LLC $1,048 for a 10% commission on royalty revenues of $10,485, we received from Endeavor in June 2014.

On September 8, 2014, the Company issued 2,000,000 shares of common stock at approximately $0.0001 per share, to a former officer, Mr. Bhansali, for services valued at $200.

During the period ended March 31, 2015, the company received cash of $314,070 from Fuse Science, Inc., which owns 51% of Spiral shares, and paid Fuse Science expense of $235,168 on behalf of Fuse Science, Inc. The difference is recorded as contributed capital.

NOTE 10. SUBSEQUENT EVENTS

Management has evaluated subsequent events through the date the financial statements were issued and determined there are no additional items to disclose.

Until ____________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuances and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered. None of the following expenses are payable by the selling stockholders. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$128.11
Legal fees and expenses	$37,500.00
Accounting fees and expenses	$15,000.00
Miscellaneous	$0.00
TOTAL	$52,628.11

Item 14.  Indemnification of Directors and Officers.

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the NRS would permit indemnification.

The Company also has director and officer indemnification agreements with each of its executive officers and directors that provide, among other things, for the indemnification to the fullest extent permitted or required by Nevada law, provided that such indemnitee shall not be entitled to indemnification in connection with any “claim” (as such term is defined in the agreement) initiated by the indemnitee against the Company or the Company’s directors or officers unless the Company joins or consents to the initiation of such claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.  Recent Sales of Unregistered Securities.

In 2012, we sold 110,000 shares of common stock to investors at the purchase price of $0.05 per share for total proceeds of $5,500 and 5,000 shares of common stock to investors at the purchase price of $0.10 per share for total proceeds of $500.

On June 4, 2012, we issued 14,163,683 shares of restricted common stock to Mr. Bhansali, and on July 30, 2012, we issued an additional 85,824,470 shares of restricted common stock to Mr. Bhansali.  The terms of the grants were such that all shares shall vest upon the occurrence of certain qualifying events related to a merger or reorganization of the Company or certain acquisitions or dispositions of the Company’s assets. On September 8, 2014, the share grants were cancelled and no shares were issued.

On July 30, 2012, Mr. Bhansali purchased 1,000,000 shares of common stock at the purchase price of $0.0001 per share.

On April 25, 2013, pursuant to an Intellectual Property Purchase Agreement by and among the Company, Carbon 612 Corporation and Ragonap Enterprises, Inc., we purchased certain intellectual property, including patents and trademark rights, from Ragonap and Carbon 612 Corporation in consideration for (i) an aggregate of 1,652,430 shares of our common stock, consisting of 247,865 shares issued to Carbon 612 Corporation and 1,404,565 shares issued to Ragonap and (ii) a royalty to Ragonap equal to 10% of the Profit (as defined in the Intellectual Property Purchase Agreement) generated from the licensing, commercialization, exploitation, use, practice, and / or sale of the purchased patents.  Ezra Green, our Chief Executive Officer, Chief Financial Officer, Treasurer and a director is the President, Chief Executive Officer and sole Director of Carbon 612 Corporation and on the date of the transaction was a beneficial owner of 29% of Carbon 612 Corporation’s issued and outstanding common stock.

On September 2, 2014 we issued 1,000,000 shares of common stock to Ezra Green as compensation for services.

On September 2, 2014, we issued 50,000 shares of common stock to a vendor as compensation for services.

On September 8, 2014, the Company issued 2,000,000 shares of common stock at approximately $0.0001 per share, to Mr. Bhansali as compensation for services.

On October 1, 2014 we issued 7,723,892 shares of common stock to Fuse pursuant to the Merger Agreement by and among the Company, Fuse and Fuse’s wholly owned subsidiary, Acquisition Sub. Upon the closing of the transactions contemplated under the Merger Agreement, which occurred concurrently with entering into the Merger Agreement, we merged with and into Acquisition Sub, and, as the surviving entity, became a 51% majority-owned subsidiary of Fuse.

The issuances described above were deemed to be exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof, as a transaction by an issuer not involving a public offering.

Item 16.  Exhibits and Financial Statement Schedules.

(a)           Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated by reference herein.

(b)           Financial Statement Schedules.

All financial statement schedules have been omitted, since the required information is not applicable or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the financial statements and notes thereto.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Massapequa, State of New York on the 14th day of May, 2015.

SPIRAL ENERGY TECH., INC. (Registrant)

By:	/s/ Ezra Green
	Name:	Ezra Green
	Title:	Chief Executive Officer (Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ezra Green his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his/her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Ezra Green	Chief Executive Officer, Chief Financial Officer, Treasurer (Principal Accounting Officer), and Director	May 14, 2015
Ezra Green

/s/ *	Director	May 14, 2015
Gelvin Stevenson

*Executed on May 14, 2015 by Ezra Green as attorney-in-fact under power of attorney granted in the Registration Statement previously filed on March 21, 2014.

EXHIBIT INDEX

Exhibit No.	Exhibit Description
2.1*	Agreement and Plan of Merger dated as of October 1, 2014 by and among Fuse Science, Inc., Spiral Acquisition Sub, Inc. and Spiral Energy Tech, Inc.
3.1	Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 filed on August 16, 2012)
3.2	Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 filed on August 16, 2012)
3.3	Certificate of Amendment to Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the amended Registration Statement on Form S-1 filed on December 19, 2013)
3.4	Bylaws (Incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-1 filed on August 16, 2012)
5.1**	Opinion of Nason, Yeager, Gerson, White & Lioce, P.A.
10.1	Form of Subscription Agreement (Incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-1 filed on August 16, 2012)
10.2
Agreement of Sale by and among Solid Solar Energy, Inc., Clear Skies Solar, Inc. and Clear Skies Financial Corp., dated December 9, 2011 (Incorporated by reference to Exhibit 10.2 to the amended Registration Statement on Form S-1 filed on August 7, 2013)

10.3***
Restricted Stock Agreement by and between Solid Solar Energy, Inc. and Mohit Bhansali, dated June 4, 2012 (Incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-1 filed on August 16, 2012)

10.4***
Restricted Stock Agreement by and between Solid Solar Energy, Inc. and Mohit Bhansali, dated July 30, 2012 (Incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1 filed on August 16, 2012)

10.5***
Management Equity Subscription Agreement by and between Solid Solar Energy, Inc. and Mohit Bhansali, dated July 30, 2012 (Incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1 filed on August 16, 2012)

10.6
Intellectual Property Purchase Agreement by and among Solid Solar Energy, Inc., Ragonap Enterprises, Inc. and Carbon 612 Corporation, dated April 25, 2013 (Incorporated by reference to Exhibit 10.6 to the amended Registration Statement on Form S-1 filed on August 7, 2013)

10.7	Form of Lockup Agreement (Incorporated by reference to Exhibit 10.7 to the amended Registration Statement on Form S-1 filed on August 7, 2013)
10.8
Patent Assignment Agreement by and between Solid Solar Energy, Inc. and Ragonap Enterprises, Inc. dated April 25, 2013 (Incorporated by reference to Exhibit 10.8 to the amended Registration Statement on Form S-1 filed on August 7, 2013)

10.9
Trademark Assignment Agreement by and between Solid Solar Energy, Inc. and Carbon 612 Corporation, dated April 25, 2013 (Incorporated by reference to Exhibit 10.9 to the amended Registration Statement on Form S-1 filed on August 7, 2013)

10.10
Patent Purchase Agreement by and among Solid Solar Energy, Inc., Finishing Touches Home Goods, Inc. and IP Acquisition Sub I, Inc., dated May 13, 2013 (Incorporated by reference to Exhibit 10.10 to the amended Registration Statement on Form S-1 filed on August 7, 2013)

10.11
Proceeds Interest Agreement by and among Solid Solar Energy, Inc., Finishing Touches Home Goods, Inc. and IP Acquisition Sub I, Inc., dated May 13, 2013 (Incorporated by reference to Exhibit 10.11 to the amended Registration Statement on Form S-1 filed on August 7, 2013)

10.12
Consulting Agreement by and between Spiral Energy Tech., Inc. and Ragonap Enterprises, Inc., dated May 30, 2013 (Incorporated by reference to Exhibit 10.12 to the amended Registration Statement on Form S-1 filed on August 7, 2013)

10.13***	First Amendment to June 4, 2012 Restricted Stock Agreement (Incorporated by reference to Exhibit 10.13 to the amended Registration Statement on Form S-1 filed on August 7, 2013)
10.14***	First Amendment to July 30, 2012 Restricted Stock Agreement (Incorporated by reference to Exhibit 10.14 to the amended Registration Statement on Form S-1 filed on August 7, 2013)
10.15
Debt Forgiveness Agreement by and among Spiral Energy Tech., Inc., Clear Skies Solar, Inc. and Clear Skies Financial Corp., dated March 31, 2013 (Incorporated by reference to Exhibit 10.15 to the amended  Registration Statement on Form S-1 filed on March 21, 2014)

10.16
Addendum to Debt Forgiveness Agreement by and among Spiral Energy Tech., Inc., Clear Skies Solar, Inc. and Clear Skies Financial Corp., dated March 31, 2013 (Incorporated by reference to Exhibit 10.16 to the amended  Registration Statement on Form S-1 filed on March 21, 2014)

10.17	Form of Indemnification Agreement (Incorporated by reference to Exhibit 10.17 to the amended Registration Statement on Form S-1 filed on December 19, 2013)
10.18	Stock Purchase Agreement between Spiral Energy Tech., Inc. and Paradox Capital Partners, LLC, dated October 21, 2013

10.19*	Separation and Consulting Agreement by and among Spiral Energy, Tech., Inc., Fuse Science, Inc., and Mohit Bhansali, dated October 1, 2014
21.1	List of Subsidiaries (Incorporated by reference to Exhibit 21.1 to the Registration Statement on Form S-1 filed on August 16, 2012)
23.1	Consent of RBSM LLP
23.2*	Consent of Messineo & Co. CPAs LLC
23.3**	Consent of Nason, Yeager, Gerson, White & Lioce, P.A. (Included in Exhibit 5.1)
24.1	Power of Attorney (Included on the signature page to the amended Registration Statement on Form S-1 filed on March 21, 2014)

*    Filed herein.
**   To be filed by amendment.
*** Management contract or compensatory plan or arrangement.